                                  SCHEDULE 14A
                                 (RULE 14A-101)


                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) of the Securities
                              Exchange Act of 1934


    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [ ]
    Check the appropriate box:

    [ ] Preliminary Proxy Statement                       [ ] Confidential, for Use of the Commission
                                                            (as permitted by Rule 14a-6(e)(2))

    [X] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Rule 14a-12


                         PROVIDENCE ENERGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

        Common Stock, par value $1.00 per share ("Providence Energy Common Stock"), of Providence Energy Corporation in connection with the transaction.

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:


        6,447,952, being the maximum number of shares of Providence Energy Common Stock to be converted into the right to receive $42.50 in cash.


--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        The per unit price is $42.50 per share of Providence Energy Common
        Stock.

--------------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction: $274,037,960.00


--------------------------------------------------------------------------------


     (5) Total fee paid: $54,807.00


--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.


     [X] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



     (1) Amount previously paid: $54,702.95


--------------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.: PREM14A


--------------------------------------------------------------------------------


     (3) Filing Party: Providence Energy Corporation


--------------------------------------------------------------------------------


     (4) Date Filed: February 29, 2000


--------------------------------------------------------------------------------

PROVENERGY LOGO


                                                                   April 6, 2000


Dear Shareholders:


     You are cordially invited to attend a special meeting of shareholders of Providence Energy Corporation which we will hold on Monday, May 22, 2000, at 10:00 a.m., at the Marriott Hotel, One Orms Street, Providence, Rhode Island.


     As you may know, on November 15, 1999, Providence Energy Corporation entered into a merger agreement with Southern Union Company and a subsidiary of Southern Union Company pursuant to which Providence Energy Corporation and each of its gas utility subsidiaries will be merged into Southern Union Company. The purpose of this special meeting is to approve the mergers described in the merger agreement.

     In the initial merger of Providence Energy Corporation with a subsidiary of Southern Union Company, your shares of Providence Energy Corporation common stock will be exchanged for $42.50 in cash.

     We believe this transaction represents an exciting strategic combination and will provide substantial value to Providence Energy Corporation shareholders. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGERS ARE IN THE BEST INTERESTS OF PROVIDENCE ENERGY CORPORATION AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU APPROVE THE MERGER AGREEMENT WITH SOUTHERN UNION COMPANY AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     PLEASE REVIEW CAREFULLY THIS ENTIRE DOCUMENT.

     In order to vote at the special meeting, please either attend the special meeting or complete, sign and date the enclosed proxy and return it in the accompanying postage-paid envelope.

                                          Sincerely,

                                          /s/ James H. Dodge

                                          James H. Dodge
                                          Chief Executive Officer


          This document is dated April 6, 2000 and was first mailed to shareholders on or about April 10, 2000.

PROVENERGY LOGO


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                           TO BE HELD ON MAY 22, 2000



     We will hold a special meeting of shareholders of Providence Energy Corporation on Monday, May 22, 2000, at 10:00 a.m., at the Marriott Hotel, One Orms Street, Providence, Rhode Island for the following purpose:


     To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 15, 1999, among Southern Union Company, GUS Acquisition Corporation, a subsidiary of Southern Union Company, and Providence Energy Corporation. In the initial merger GUS Acquisition Corporation will merge into Providence Energy Corporation, and then Providence Energy Corporation and each of its gas utility subsidiaries will be merged into Southern Union. Each outstanding share of Providence Energy Corporation common stock will be converted into a right to receive $42.50 in cash in the initial merger.


     Shareholders of record at the close of business on March 31, 2000 are entitled to vote their shares at the special meeting and any adjournments or postponements of it. Each share of Providence Energy Corporation common stock outstanding on the record date will entitle the record holder to one vote on each matter put to a vote at the special meeting.


     We cannot complete the mergers unless the holders of a majority of the outstanding shares of Providence Energy Corporation common stock approve the merger agreement.

     For more information about the mergers, please review the accompanying document and the merger agreement attached as Annex 1.

     YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THE ACCOMPANYING ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DO NOT SPECIFY YOUR VOTE ON YOUR SUBMISSION, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT. IF YOU FAIL TO SUBMIT A PROXY OR IF YOU ABSTAIN FROM VOTING, IT WILL HAVE THE EFFECT OF A VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE SPECIAL MEETING.

     Please do not send in any stock certificates at this time.

By action of the Board of Directors,

/s/ Susann G. Mark

Susann G. Mark
Secretary

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions & Answers about the Mergers.......................    1
Summary.....................................................    3
Cautionary Statement Regarding Forward-Looking Statements...    8
The Special Meeting.........................................    9
The Mergers.................................................   11
The Merger Agreement........................................   23
The Companies...............................................   34
Stock Ownership of Management, Directors and 5%
  Shareholders..............................................   38
Proposals for 2001 Annual Meeting...........................   39
Independent Public Accountants..............................   39
Where You Can Find More Information.........................   39
Incorporation of Some Information by Reference..............   39

Annex 1 Agreement and Plan of Merger
Annex 2 Opinion of Salomon Smith Barney Inc.

                     QUESTIONS & ANSWERS ABOUT THE MERGERS

Q: WHY IS PROVIDENCE ENERGY PROPOSING THE MERGERS?

A: Providence Energy believes that the mergers offer Providence Energy shareholders an opportunity to receive significant value for their shares of Providence Energy common stock and that the financial strength of the combined companies will enhance the ability of Providence Energy to meet the rapidly changing needs of its customers while creating new and exciting opportunities for its employees.


To review the reasons for the mergers in greater detail, see pages 23 through 33.


Q: WHAT WILL PROVIDENCE ENERGY SHAREHOLDERS RECEIVE IN THE INITIAL MERGER?

A: You will receive $42.50 in cash for each share of Providence Energy Corporation common stock that you own.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE INITIAL MERGER?


A: The initial merger will be a taxable transaction for all Providence Energy shareholders. The cash you receive in the initial merger in exchange for your shares of Providence Energy common stock will be subject to federal income tax and also may be taxed under applicable state, local and other tax laws. In general, you will recognize gain (or loss) equal to the difference between


     - the cash you receive and

     - the tax basis of your shares of Providence Energy common stock exchanged in the initial merger.

     You should consult your tax advisor regarding the specific tax consequences of the initial merger applicable to you.

Q: WHAT DOES THE PROVIDENCE ENERGY BOARD RECOMMEND?


A: The Providence Energy board of directors believes that the terms of the mergers and the merger agreement are fair to and in the best interests of Providence Energy and its shareholders and unanimously recommends that Providence Energy shareholders vote FOR the approval of the merger agreement and the transactions contemplated thereby. To review the background and reasons for the mergers, see "The Mergers -- Background of the mergers" on page 11 and "The Mergers -- Recommendation of the Providence Energy board of directors; Reasons for the mergers" on page 13.


Q: WHEN WILL SHAREHOLDERS RECEIVE THE MERGER CONSIDERATION?

A: Within eight business days after the closing of the initial merger, Southern Union will mail instructions to you on how to receive your cash payment in exchange for your shares of Providence Energy common stock. You must return your Providence Energy stock certificates as described in the instructions. You will receive your cash promptly after you return your certificates in accordance with the instructions.

Q: WHAT DO I NEED TO DO NOW?

A: After you carefully read and consider the information contained in this document, please indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed return envelope as soon as possible so your shares can be represented at the special meeting.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES?

A: Your broker will not vote your shares unless you follow the directions your broker provides to you regarding how to vote your shares.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: You may change your vote by sending the Secretary of Providence Energy a written notice of revocation at any time prior to the special meeting. You may also change your vote by attending the meeting in person and voting or by giving the Secretary written notice of revocation at the special meeting.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGERS?


A: We are working toward completing the mergers as quickly as possible and are targeting the late summer of 2000 for the closing, provided that we can obtain the approvals and consents necessary for the mergers by that time.


Q: WHOM SHOULD I CALL WITH QUESTIONS?


A: Investor Relations -- Timothy Green
   1-800-227-8000 ext. 2049



   Proxy Solicitor -- Morrow & Co., Inc.
   1-800-566-9061

                                    SUMMARY


     This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement and the other documents referred to in this proxy statement to fully understand the mergers. For a guide as to where you can obtain more information, see "Where You Can Find More Information" on page 39.


OVERVIEW

     Southern Union Company, Providence Energy Corporation and a wholly owned subsidiary of Southern Union entered into a merger agreement on November 15, 1999. This merger agreement sets forth the terms and conditions and the details of the transactions through which Southern Union proposes to acquire Providence Energy. Under the terms of the merger agreement, at the closing, each outstanding share of Providence Energy common stock will be converted into the right to receive $42.50 in cash. Upon completion of the transactions contemplated by the merger agreement, Providence Energy and each of its gas utility subsidiaries will be merged into Southern Union and will operate as a division of Southern Union. We are asking you to approve this merger agreement.

THE COMPANIES


  Providence Energy Corporation (Page 34)



     Providence Energy is a distributor and marketer of natural gas, heating oil and petroleum products, as well as a marketer of electricity and energy services. Providence Energy serves approximately 186,000 customers in Rhode Island, Massachusetts and Connecticut. Its principal subsidiaries within its regulated operations include The Providence Gas Company and North Attleboro Gas Company.



  Southern Union Company (Page 36)


     Southern Union is a publicly owned international energy company headquartered in Austin, Texas that primarily engages in the distribution of natural gas and is one of the fifteen largest distributors in the nation by customer count. Southern Union serves more than 1.2 million customers through its four natural gas divisions in Texas, Missouri, Pennsylvania and Florida, its propane distribution subsidiaries, and its equity ownership in a natural gas distribution company serving Piedras-Negras, Mexico. Through its subsidiaries, Southern Union also markets natural gas to end users, operates natural gas pipeline systems and is engaged in electricity generation and marketing. Southern Union completed a merger with Pennsylvania Enterprises, Inc. on November 4, 1999. On October 4 and November 30, 1999, Southern Union entered into merger agreements with Fall River Gas Company and Valley Resources, Inc., respectively, which, when completed, will add approximately 111,000 additional customers to Southern Union's natural gas utility business.

WHAT YOU WILL RECEIVE IN THE INITIAL MERGER

(PAGE 11)


     When we complete the initial merger, each share of Providence Energy common stock will be canceled and you will receive $42.50 in cash for each share you own.


TAX CONSEQUENCES (PAGE 20)



     The initial merger will be a taxable transaction for all Providence Energy shareholders. The cash you receive in the initial merger in exchange for your shares of Providence Energy common stock will be subject to federal income tax and also may be taxed under applicable state, local and other tax laws. In general, you will recognize gain (or loss) equal to the difference between


     - the cash you receive and

     - the tax basis of your shares of Providence Energy common stock exchanged in the initial merger.

     You should consult your tax advisor regarding the specific tax consequences of the initial merger applicable to you.

BOARD RECOMMENDATION

     Your board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated thereby.

OPINION OF FINANCIAL ADVISOR

     Salomon Smith Barney Inc. delivered an opinion to the board of directors that, based upon and subject to the factors and assumptions set forth in its opinion, and other factors Salomon Smith Barney Inc. deemed relevant, as of November 15, 1999, the merger consideration was fair, from a financial point of view, to the holders of Providence Energy common stock. We have attached the Salomon Smith Barney opinion to this proxy statement as Annex 2. You should read the Salomon Smith Barney opinion carefully in its entirety.


INTERESTS OF MEMBERS OF THE BOARD OF DIRECTORS AND MANAGEMENT IN THE MERGERS (PAGE 18)


     Some Providence Energy directors, officers and executives have interests in the mergers that may be different from, or in addition to, the interests of other Providence Energy shareholders. These interests include employment agreements and stock options. In addition, some Providence Energy executives will become Southern Union directors or executives after the mergers. You should be aware of these interests because they may conflict with yours. These interests include:

     - the Chief Executive Officer of Providence Energy will be elected to the board of directors of Southern Union,

     - Mr. James H. Dodge will serve as Chief Executive Officer and President, and Mr. James DeMetro will serve as Executive Vice President, Energy Services, of the Providence Energy division of Southern Union and all other energy-related businesses of Southern Union conducted in New England,

     - each performance share held by employees under a Providence Energy incentive plan will be fully earned and converted into a right to receive $42.50 in cash,

     - all stock options will be deemed fully vested and will be converted into a right to receive a cash payment, and

     - Mr. James H. Dodge and Mr. James DeMetro will receive enhanced compensation and other benefits.

RECORD DATE FOR VOTING; REQUIRED VOTE


     You can vote at the special meeting of Providence Energy shareholders if you owned Providence Energy common stock at the close of business on March 31, 2000. The approval of 3,073,813 shares, a majority of the shares outstanding on the record date of Providence Energy common stock, is required to approve the merger agreement.



CONDITIONS TO THE COMPLETION OF THE MERGERS (PAGE 31)


     The completion of the mergers depends on the satisfaction or waiver of a number of conditions, including the following:

     - obtaining required governmental approvals by final order in such form as are not, and with no conditions that are, individually or in the aggregate, reasonably likely to have a Providence Energy material adverse effect or a material adverse effect on the business, financial condition or results of operations of Southern Union, or which would otherwise, in Southern Union's reasonable determination, be unduly burdensome to Southern Union in a manner that would, individually or in the aggregate, be reasonably likely to have a Providence Energy material adverse effect or a material adverse effect on the business, financial condition or results of operations of Southern Union. To facilitate obtaining the approval of the transaction by the Massachusetts Department of Telecommunications and Energy, Southern Union intends to seek the approval of the transaction by holders of two-thirds of the outstanding shares of Southern Union common stock,

     - obtaining the approval of holders of a majority of the outstanding shares of Providence Energy common stock,

     - obtaining the consent of holders of at least 80% in aggregate principal amount of all First Mortgage Bonds of The Providence Gas Company outstanding to each of the amendments to the Providence Gas Indenture set forth on Schedule 6.1(n) to the merger agreement,

     - obtaining to the reasonable satisfaction of Southern Union the necessary third party consents to the merger agreement except for those which, if not obtained, are not, individually or in the aggregate, reasonably likely to result in a Providence Energy material adverse effect after the closing,

     - the accuracy of representations and warranties (as of the date of the merger agreement and as of the closing date), except for such inaccuracies as would not be reasonably likely to result in a material adverse effect,

     - material compliance with covenants and agreements,

     - obtaining Letters of Tax Good Standing for Providence Energy and The Providence Gas Company from the Rhode Island Department of Taxation, and

     - resignations of directors of Providence Energy and its subsidiaries as requested by Southern Union.


TERMINATION OF THE MERGER AGREEMENT; FEES PAYABLE (PAGE 32)


     The merger agreement can be terminated at any time prior to the closing:

     - by mutual written consent of Providence Energy and Southern Union,

     - by either Providence Energy or Southern Union if there is a non-appealable court order prohibiting the consummation of the mergers,

     - by either Providence Energy or Southern Union if there is a breach by the other party of any representation or warranty, which breach cannot be cured, except for inaccuracies which would not be reasonably likely to result in a material adverse effect,

     - by Providence Energy as a result of a superior proposal, provided Providence Energy has paid the termination fee,

     - by either Providence Energy or Southern Union if the approval of Providence Energy shareholders is not obtained,


     - by Southern Union if the board of directors of Providence Energy withdraws or modifies the approval or recommendation of the board in favor of the merger, approves or recommends (or proposes to do so) certain business combinations, causes Providence Energy to enter into a definitive agreement with respect to certain business combinations or resolves to do any of the foregoing,


     - by Southern Union if a third party or group acquires more than 50% of the voting power of the outstanding voting securities of Providence Energy, or

     - by either Providence Energy or Southern Union if the closing has not occurred on November 15, 2000; provided, that if all conditions to closing have been fulfilled except for approvals by any governmental body, then the termination date will be extended until April 1, 2001.

  Termination Fee

     Providence Energy is required to pay Southern Union a $7.5 million termination fee in cash if the merger agreement is terminated under specified circumstances after a third party makes a proposal to acquire Providence Energy or if a third party or group acquires more than 50% of the voting power of the outstanding voting securities of Providence Energy.


REGULATORY MATTERS (PAGE 20)



     The completion of the mergers is subject to obtaining required regulatory approvals from several state public utility commissions and the Federal Energy Regulatory Commission. The completion of the mergers is also subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. On March 31, 2000, the Federal Trade Commission issued a request for additional information (a "Second Request") to the parties. As a result, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act before the mergers can be completed will be extended until twenty days after the parties comply with the Federal Trade Commission's request, which could be extended with the consent of the parties.


     Subsequent to the execution of the merger agreement, the issue arose as to whether Southern Union was required under Massachusetts law to obtain the approval of the transaction by holders of two-thirds of the outstanding shares of Southern Union common stock in connection with obtaining the approval of the transaction by the Massachusetts Department of Telecommunications and Energy. In order to eliminate any uncertainty concerning this issue and to facilitate the closing of the transaction, Southern Union has advised Providence Energy and the Massachusetts Department of Telecommunications and Energy that it intends to seek such approval.


     Providence Energy has received a commitment and an irrevocable proxy from George Lindemann, the Chairman of the Board and Chief Executive Officer of Southern Union, and members of his immediate family to vote all of the shares of Southern Union common stock that they beneficially own and are entitled to vote in favor of the approval of the merger agreement and the transactions contemplated thereby. As of February 29, 2000, those Lindemann family members beneficially owned and were entitled to vote approximately 26.4% of the shares of Southern Union common stock then outstanding.



     Southern Union has advised Providence Energy that each of Southern Union's directors and executive officers has advised Southern Union that they intend to vote their shares of Southern Union common stock in favor of the approval of the merger agreement and the transactions contemplated thereby. As of February 29, 2000, those directors and executive officers (other than the Lindemanns, who have signed the proxy referred to above) beneficially owned and were entitled to vote approximately 6.5% of the shares of Southern Union common stock then outstanding. Together with the Lindemanns' proxy, this represents a total of approximately 32.9% of the shares of Southern Union common stock outstanding as of February 29, 2000. Southern Union has advised Providence Energy that it will call a meeting of its stockholders to vote on this merger agreement as soon as practicable and currently anticipates that the meeting will be held in the late summer of 2000.



ACCOUNTING TREATMENT (PAGE 20)


     The mergers will be accounted for using the purchase method of accounting.


NO APPRAISAL RIGHTS (PAGE 22)


     Under the Rhode Island Business Corporation Act, Providence Energy shareholders are not entitled to appraisal rights in connection with the mergers.

MARKET PRICES AND DIVIDENDS

     Providence Energy common stock is listed on the New York Stock Exchange under the symbol "PVY."

     The table below shows, for the fiscal quarters indicated, the reported high and low sale prices of Providence Energy common stock as reported on the New York Stock Exchange Composite Transactions Tape, and the dividends declared on the stock.


                                                                 PROVIDENCE ENERGY COMMON
                                                                          STOCK
                                                              ------------------------------
                                                               MARKET PRICE          CASH
                                                              --------------       DIVIDENDS
                                                              HIGH       LOW       DECLARED
                                                              ----       ---       ---------
FISCAL 1998
  First Quarter.............................................  $22 3/8    $17 5/8     $0.27
  Second Quarter............................................   21 1/4     20 1/2     $0.27
  Third Quarter.............................................   21 3/8     19 1/2     $0.27
  Fourth Quarter............................................   21 9/16    19 3/16    $0.27
FISCAL 1999
  First Quarter.............................................   21 1/2     19 11/16   $0.27
  Second Quarter............................................   22 7/16    18 3/8     $0.27
  Third Quarter.............................................   27         18         $0.27
  Fourth Quarter............................................   30 1/8     26 1/16    $0.27
FISCAL 2000
  First Quarter.............................................   38 1/2     27 1/4     $0.27
  Second Quarter............................................   38         35 7/8     $0.27



     The following table presents trading information for Providence Energy common stock on November 12, 1999 and April 5, 2000. November 12, 1999 was the last full trading day before our announcement of the signing of the merger agreement. April 5, 2000 was the last practicable trading day for which information was available before the date of this document. Providence Energy shareholders are encouraged to obtain current market quotations for Providence Energy common stock.



                                                              PROVIDENCE ENERGY
                                                                COMMON STOCK
                                                              -----------------
Closing price on November 12, 1999..........................         $32 7/8
Closing price on April 5, 2000..............................         $38 9/16

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Providence Energy and its subsidiaries and their representatives may from time to time make written or oral statements, including statements contained in filings with the Securities and Exchange Commission, which constitute forward-looking statements.

     All statements other than statements of historical facts included in this proxy statement regarding Providence Energy's financial position and strategic initiatives and addressing industry developments are forward-looking statements. Providence Energy may use the words "believe," "anticipate," "expect," "intend" and similar expressions to identify forward-looking statements. When, in any forward-looking statement, Providence Energy expresses an expectation or belief as to future results, this expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

     Forward-looking statements are subject to a number of risks, assumptions and uncertainties. The following are some of the factors which may cause actual results to differ materially from those anticipated:

     - general economic, financial and business conditions,

     - changes in government regulations,

     - effectiveness of hedging strategies,

     - competition in the energy services sector,

     - regional weather conditions,

     - the availability and cost of natural gas and oil,

     - development and operating costs,

     - the success and costs of advertising and promotional efforts,

     - the availability and terms of capital,

     - unanticipated environmental liabilities,

     - the ability to grow through acquisitions and/or significant customer growth,

     - the costs and effects of unanticipated legal proceedings,

     - the impacts of unusual items resulting from ongoing evaluations of business strategies and asset valuations, and

     - changes in business strategy.

     This list provides only an example of some of the risks, uncertainties and assumptions that may affect forward-looking statements. If any of these risks or uncertainties materialize or fail to materialize, as applicable, or if the underlying assumptions prove incorrect, actual results may differ materially from those projected in the forward-looking statements.

                              THE SPECIAL MEETING

GENERAL

     We are furnishing this document to shareholders of Providence Energy common stock for use at a special meeting of Providence Energy shareholders and any adjournments or postponements of the special meeting.

DATE, TIME AND PLACE


     We will hold a special meeting of Providence Energy shareholders on Monday, May 22, 2000, at 10:00 a.m., local time, at the Marriott Hotel, One Orms Street, Providence, Rhode Island, subject to any adjournments or postponements thereof.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, Providence Energy shareholders will be asked to consider and vote on a proposal to approve the merger agreement. You are urged to read the copy of the merger agreement attached to this document as Annex 1.

RECORD DATE


     Only holders of record of Providence Energy common stock at the close of business on March 31, 2000 will be entitled to receive notice of and to vote at the special meeting. As of the record date, there were 6,147,625 shares of Providence Energy common stock outstanding.


VOTE REQUIRED


     The affirmative vote of 3,073,813 shares, a majority of the shares of Providence Energy common stock outstanding on the record date, is required in order to approve the merger agreement. Therefore, if you fail to submit a proxy or if you abstain from voting, it will have the effect of a vote against the approval of the merger agreement. Each share of Providence Energy common stock is entitled to one vote. Holders of a majority of the shares of Providence Energy common stock entitled to vote at the special meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting.



     As of the record date, Providence Energy's current directors and executive officers beneficially owned a total of approximately 56,937 shares of Providence Energy common stock, or approximately 1% of the outstanding shares of Providence Energy common stock on that date.


     The shareholders present at the special meeting, in person or by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. In the event of an absence of a quorum, Providence Energy expects that the meeting will be adjourned or postponed to solicit additional proxies.

HOW SHARES WILL BE VOTED AT THE SPECIAL MEETING

     All shares of Providence Energy common stock represented by properly executed proxies received before or at the special meeting of Providence Energy shareholders, and not revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the approval of the merger agreement.

     Providence Energy will count a properly executed proxy marked "ABSTAIN" as present for purposes of determining whether there is a quorum at the Providence Energy special meeting. Abstentions, however, will have the same effect as a vote against the approval of the merger agreement.

     Under New York Stock Exchange rules, your broker cannot vote your shares of Providence Energy common stock without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to instruct your broker to vote your shares, your shares will not be voted and will have the effect of a vote against the approval of the merger agreement.
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

     The board of directors of Providence Energy is not currently aware of any other business to be brought before the special meeting. If, however, other matters are properly brought before the special meeting or any adjournment or postponement of the meeting, the people appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

     The people named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the merger agreement; except that no proxy which is voted against the approval of the merger agreement will be voted in favor of any adjournment.

VOTING AT THE SPECIAL MEETING

     Whether or not you plan to attend the special meeting, please take the time to vote your shares as soon as possible. Your prompt voting may save Providence Energy the expense of a second mailing. Each proxy which is properly completed will be voted at the special meeting. If you return a proxy and do not specify your vote, your shares will be voted as recommended by the Providence Energy board of directors. Specifically, if your proxy does not specify a choice, your shares will be voted FOR the approval of the merger agreement.

HOW TO REVOKE A PROXY

     Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy.

     You may revoke your proxy at any time before its use by giving the Secretary of Providence Energy written notice of revocation or by attending the special meeting and voting in person. Attendance at the Providence Energy special meeting will not itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES

     Providence Energy will pay the cost of solicitation of proxies for the special meeting. Solicitation of proxies will be by mail, except for some personal solicitations which may be made by regular officers and employees of the corporation, without special compensation.


     Providence Energy will arrange for brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Providence Energy will, upon request, reimburse the brokerage houses and custodians for their reasonable expenses. Providence Energy has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify some of the records related to the solicitations. Morrow & Co., Inc. will receive customary fees and expense reimbursement for its services. To the extent necessary in order to ensure sufficient representation at its meeting, Providence Energy or its representatives may request the return of proxy cards. The extent to which this will be necessary depends entirely on how promptly proxy cards are returned.


     We urge you to send in your proxies as soon as possible.

                                  THE MERGERS

WHAT YOU WILL RECEIVE IN THE INITIAL MERGER

     In the initial merger, each share of Providence Energy common stock, including restricted stock, and each associated stock purchase right, will be converted into the right to receive $42.50 in cash.

     In addition, each Providence Energy performance share awarded under a Providence Energy incentive plan at the effective time of the initial merger will be treated as fully earned and will be converted into a right to receive $42.50 in cash.

     Also, each outstanding Providence Energy stock option will be deemed fully vested and will be converted into a right to receive a cash payment for each share of Providence Energy common stock subject to option in an amount equal to the amount by which

     - $42.50 exceeds


     - the exercise price of such option (if the exercise price is less than $42.50).


BACKGROUND OF THE MERGERS

     In light of the rapid changes in the energy industry in recent years, including industry consolidation, it had become the practice of the Providence Energy board of directors to review periodically with senior management Providence Energy's position in the industry, changes in the competitive landscape and the strategic alternatives available to Providence Energy to enhance shareholder value. In connection with this ongoing review, Providence Energy had determined to pursue various strategic initiatives, including the development of high value market niches, providing excellent local service, developing long-lasting customer relationships and the expansion of its non-regulated businesses, and from time to time considered possible business combination transactions. In furtherance of these deliberations, from time to time Providence Energy has had contact with various parties to explore on a preliminary basis possible business combination transactions, including some discussions with one or more parties during the time periods described below. Providence Energy also had engaged Salomon Smith Barney Inc. on March 31, 1997 to act as its exclusive financial advisor in connection with any possible acquisition by Providence Energy of other companies, possible sale of Providence Energy, "merger of equals" transaction between Providence Energy and another energy company, and other combinations, alliances and joint ventures.

     In late July, 1999, Mr. Thomas F. Karam, the President and Chief Executive Officer of Pennsylvania Enterprises, Inc., an energy company that had agreed to be acquired by Southern Union (and was subsequently acquired on November 4, 1999), telephoned Mr. James Dodge, the Chairman, Chief Executive Officer and President of Providence Energy, to propose a meeting to discuss Southern Union's interest in acquiring Providence Energy. Mr. Dodge and Mr. Karam met in Providence on August 2, 1999 for preliminary discussions. Mr. Dodge, Mr. James DeMetro, the Executive Vice President of Providence Energy, Mr. Karam and Mr. Peter H. Kelley, the President and Chief Operating Officer of Southern Union, met on August 10, 1999 and discussed their respective views of the industry, strategic directions and management philosophies of each company, and the potential benefits of a business combination transaction involving the companies. On September 13, 1999, Mr. Dodge, Mr. DeMetro, and Mr. Kenneth Hogan, the Vice President and Chief Financial Officer and Treasurer of Providence Energy, met with Mr. Karam, Mr. Ronald Simms, Chairman of Pennsylvania Enterprises, Mr. Kelley and other members of Southern Union's senior management in Austin, Texas to continue discussions about a possible acquisition of Providence Energy by Southern Union. On September 22, 1999, Mr. Dodge met in White Sulphur Springs, West Virginia with George L. Lindemann, the Chairman of the Board and Chief Executive Officer of Southern Union, and Messrs. Karam and Kelley to discuss the prospective business strategy and management organization of a combined entity.

     At Providence Energy's regularly scheduled board of directors meeting on September 23, 1999, Mr. Dodge reported on the discussions with Southern Union and communications with other third parties concerning potential business combination transactions. The Providence Energy board of directors authorized senior management to pursue discussions with Southern Union.

     On September 24, 1999, Hughes Hubbard & Reed LLP, Southern Union's legal advisor, delivered an initial draft of a merger agreement to Providence Energy and Simpson Thacher & Bartlett, Providence Energy's legal advisors.

     During the next three weeks there were various meetings and discussions among representatives of Southern Union and Providence Energy and their advisors regarding the transaction structure, the form and amount of the merger consideration, the management of the combined company and other material terms. During this time the parties also executed a confidentiality agreement and commenced due diligence investigations and discussions with respect to each other, and Providence Energy retained Keegan, Werlin & Pabian as its regulatory counsel.


     On October 21, 1999, the Providence Energy board of directors met to discuss the current status of the proposed transaction with Southern Union. Senior management and Simpson Thacher & Bartlett reported on the current status of the discussions and negotiations and the current draft of the merger agreement, including the proposed form and amount of the merger consideration, the proposed conditions to Southern Union's obligation to complete the merger, the proposed non-solicitation and termination provisions, and the employment arrangements offered by Southern Union to Messrs. Dodge and DeMetro. Senior management also reported on the regulatory approvals required to complete the merger based on the advice of Keegan, Werlin & Pabian. Salomon Smith Barney updated its prior presentations to the board of directors on the state of the utility industry and recent consolidation activity and advised the board of directors on Providence Energy's position in the industry and Salomon Smith Barney's preliminary evaluations of Providence Energy stock. Salomon Smith Barney also reported to the board of directors on the preliminary results of their financial analyses of Southern Union. Simpson Thacher & Bartlett also advised the board of directors regarding its fiduciary duties and other matters relevant to the board of directors' consideration of the Southern Union proposal. In addition, the board of directors was informed of the status of any communications with other potential acquirors and received a preliminary report concerning the ongoing due diligence investigation of Southern Union by Providence Energy. The Providence Energy board of directors discussed the information presented, and directed Providence Energy's senior management to complete the due diligence investigation of Southern Union and to continue to negotiate with Southern Union.


     During the next three weeks there were numerous meetings and telephone calls among the senior management and legal advisors of Southern Union and Providence Energy and Salomon Smith Barney concerning the proposed merger agreement and the proposed employment agreements between Southern Union and Messrs. Dodge and DeMetro. During this time the parties completed their due diligence investigations and it was agreed, among other things, that the merger consideration would be paid entirely in cash. Mr. Dodge contacted members of the Providence Energy board of directors during this period to update them on recent discussions and receive their advice.

     On November 11, 1999, members of senior management of Southern Union and Providence Energy and representatives of Simpson Thacher & Bartlett, Hughes Hubbard & Reed and Salomon Smith Barney met in New York City to finalize the terms of the merger agreement, the employment agreements and related documentation. The primary terms discussed were the purchase price, the termination fee and the conditions to closing. Following the meeting, representatives of Southern Union and Providence Energy continued to finalize the terms of the merger agreement, the employment agreements and related documentation.

     On the evening of November 14, 1999, the Providence Energy board of directors met with Messrs. Kelley and Karam in Providence, Rhode Island.

     On the morning of November 15, 1999, the Providence Energy board of directors held a special meeting to review and consider the proposed transaction with Southern Union. Representatives of Simpson Thacher & Bartlett reviewed the principal terms of the merger agreement, the employment agreements and related documentation, including any changes negotiated to the drafts of those documents sent to the board of directors in advance of the meeting. Representatives of Salomon Smith Barney reviewed in detail their financial and valuation analyses of the merger proposal and related information, including their analyses of Southern Union's ability to finance the transaction and issues related to the assumption of Providence Energy's debt, and rendered their opinion that the merger consideration was fair, from a financial point of view, to the holders of Providence Energy common stock. After further discussion and consideration, the Providence Energy board of directors unanimously determined that it was in the best interests of Providence Energy and its shareholders, as well as for the community, customers and employees of Providence Energy, for Providence Energy to merge with Southern Union and determined that the terms of the merger agreement and the transactions contemplated thereby were fair to and in the best interests of Providence Energy and its shareholders and approved the merger agreement and the transactions contemplated thereby. Following the Providence Energy board of directors meeting, the merger agreement, the employment agreements and related documentation were executed and delivered, and the parties issued a joint press release announcing the transaction.

RECOMMENDATION OF THE PROVIDENCE ENERGY BOARD OF DIRECTORS; REASONS FOR THE MERGERS

     The Providence Energy board of directors carefully considered the terms of the proposed merger and determined that the terms of the mergers and the merger agreement are fair to and in the best interests of Providence Energy and its shareholders and provided benefits to the customers and employees of Providence Energy. The Providence Energy board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated thereby.

     The board of directors believes that the merger agreement and the transactions contemplated thereby offer Providence Energy shareholders an opportunity to receive significant value for their shares of Providence Energy common stock and that the financial strength of the combined companies will enhance the ability of Providence Energy to meet the rapidly changing needs of its customers while creating new and exciting opportunities for its employees. Specifically, the board of directors believes that the following represent benefits to be realized because of the mergers and reasons for the Providence Energy shareholders to vote FOR the proposal to approve the merger agreement and the transactions contemplated thereby:

     - the $42.50 per share cash price to be paid in the initial merger for Providence Energy common stock represents a premium of approximately 29% over the per share price of the common stock on November 12, 1999, the last trading day before the public announcement of the execution of the merger agreement, and a greater premium over the historical trading prices of Providence Energy common stock,

     - the absence of any financing contingency to Southern Union's offer and the advice of Providence Energy's financial advisor, Salomon Smith Barney, that Southern Union had the ability to finance the merger transactions,

     - the ability of Providence Energy, subject to specified conditions, (a) to negotiate with, or provide information to, a third party which has made an unsolicited acquisition proposal and (b) to terminate the merger agreement, subject to the payment of a termination fee and other specified conditions, if the board of directors has entered into a definitive agreement with respect to a superior business combination proposal,

     - the agreement that for at least three years after the effective time of the initial merger Providence Energy and its gas utility subsidiaries will exist as a division of Southern Union and will continue to be headquartered in Rhode Island,

     - the Chief Executive Officer of Providence Energy will be elected to the board of directors of Southern Union; Mr. James H. Dodge will serve as Chief Executive Officer and President, and Mr. James DeMetro will serve as Executive Vice President, Energy Services, of the Providence Energy division of Southern Union and all other energy-related businesses of Southern Union conducted in New England; the current service territories of Providence Energy will continue to be served by the same Providence Energy personnel who currently service those territories and who know and understand local needs; and it is not anticipated that will be any material changes to the operations of Providence Energy, and

     - the benefits to employees of Providence Energy as well as the communities served by Providence Energy, including continuation of local community support and outreach programs and employee benefit plans.

     In the course of its deliberations, the Providence Energy board of directors reviewed with Providence Energy's management and financial, legal and other advisors a number of relevant factors, including:

     - the strategic and financial alternatives available to Providence Energy in the energy industry, including remaining an independent company or entering into another business combination, the value to shareholders of such alternatives, and the timing and likelihood of actually achieving additional values from those alternatives,

     - the likelihood of the consummation of the mergers, including an assessment of the risks associated with obtaining necessary federal and state regulatory approvals and the possibility of the mergers not being consummated even if approved by Providence Energy shareholders,

     - the current and prospective economic and competitive environment facing the energy industry generally and Providence Energy specifically, particularly in light of pending and recently completed business combination transactions among other New England energy companies,

     - historical information concerning Providence Energy's businesses, financial performance and condition, operations, management, competitive position and prospects,

     - current financial market conditions and historical market prices and trading information with respect to Providence Energy common stock,

     - detailed financial analyses and other information presented to Providence Energy by its financial advisor, Salomon Smith Barney, including the opinion of Salomon Smith Barney that, as of November 15, 1999, and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Providence Energy common stock,

     - reports from Providence Energy's management and outside advisors as to the results of their due diligence investigation of Southern Union,

     - presentations by and discussions with Providence Energy's management and legal and financial advisors regarding the terms of the merger agreement, and

     - the interests that some Providence Energy directors, officers and executives have in the mergers that may be different from, or in addition to, the interests of other Providence Energy shareholders generally.

     The Providence Energy board of directors noted that the mergers are expected to be a taxable transaction and accounted for using the purchase method of accounting.

     The Providence Energy board of directors believed that these factors supported the board's recommendation of the mergers when viewed together with the potential benefits and negative factors concerning the mergers.

     The Providence Energy board of directors also identified and considered some potentially negative factors in its deliberations, including:

     - Providence Energy shareholders will not continue to have an equity interest in the combined company and, therefore, will not share in any future appreciation in its value unless they reinvest their merger consideration in Southern Union common stock,

     - the no solicitation and termination provisions of the merger agreement could have the effect of discouraging an otherwise interested third party from making a competing offer for Providence Energy, and

     - the obligation of Southern Union to consummate the mergers is subject to the receipt of regulatory approvals and other conditions that are not within the control of Southern Union or Providence Energy.

     The Providence Energy board of directors concluded that these potentially negative factors did not, individually or in the aggregate, outweigh the benefits of the merger.

     The preceding discussion is not an exhaustive list of all factors considered by the Providence Energy board of directors. In light of the variety of factors considered by the board of directors in its evaluation of the proposed merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors. For a discussion of the interests of some members of the board of directors, see "The Mergers -- Interests of members of the board of directors and management in the mergers."

OPINION OF FINANCIAL ADVISOR

     Salomon Smith Barney was retained by Providence Energy on March 31, 1997 to render financial advisory and investment banking services. In connection with this engagement, Providence Energy requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of Providence Energy common stock. At a meeting of the Providence Energy board of directors held on November 15, 1999 to evaluate the proposed transaction, Salomon Smith Barney delivered to the Providence Energy board of directors its oral opinion, which was accompanied by a written opinion dated November 15, 1999 (the date of execution of the merger agreement), to the effect that, as of the date of its opinion and based upon and subject to certain matters stated in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Providence Energy common stock.

     THE FULL TEXT OF THE WRITTEN OPINION OF SALOMON SMITH BARNEY DATED NOVEMBER 15, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS ANNEX 2. YOU SHOULD READ THE OPINION CAREFULLY IN ITS ENTIRETY. THE OPINION OF SALOMON SMITH BARNEY IS DIRECTED TO THE PROVIDENCE ENERGY BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGERS OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON ANY MATTER RELATING TO THE PROPOSED TRANSACTION. THE SUMMARY OF THE OPINION OF SALOMON SMITH BARNEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Salomon Smith Barney reviewed the merger agreement and held discussions with certain senior officers and other representatives and advisors of Providence Energy concerning the business, operations and prospects of Providence Energy and its subsidiaries. Salomon Smith Barney examined certain publicly available business and financial information relating to, as well as certain financial forecasts and other information and data for, Providence Energy and its subsidiaries which were provided to or otherwise discussed with Salomon Smith Barney by Providence Energy management. Salomon Smith Barney reviewed the financial terms of the mergers as set forth in the merger agreement in relation to, among other things: the current and historical market prices and trading volumes of Providence Energy common stock; the historical and projected earnings and other operating data of Providence Energy and its subsidiaries; and the capitalization and financial condition of Providence Energy and its subsidiaries. Salomon Smith Barney considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the mergers and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Providence Energy. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion. Salomon Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney, Providence Energy management advised Salomon Smith Barney that such forecasts and other information and data were reasonably prepared reflecting the best currently available estimates and judgments of Providence Energy management as to the future financial performance of Providence Energy and its subsidiaries. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Providence Energy or its subsidiaries nor did Salomon Smith Barney make any physical inspection of the properties or assets of Providence Energy or its subsidiaries. In connection with the merger, Salomon Smith Barney was not requested to, and did not, solicit third party indications of interest in all or a part of Providence Energy. Salomon Smith Barney was not requested to consider, and its opinion does not address, the relative merits of the mergers as compared to any alternative business strategies that might exist for Providence Energy or its subsidiaries or the effect of any other transaction in which Providence Energy or its subsidiaries might engage.

     Although Salomon Smith Barney evaluated the merger consideration from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific amount of consideration payable, which was determined through negotiation between Providence Energy and Southern Union. Salomon Smith Barney provided assistance to Providence Energy and participated on Providence Energy's behalf in such negotiations. No other instructions or limitations were imposed by Providence Energy on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion.

     No company, transaction or business used in Salomon Smith Barney's analyses as a comparison is identical to Providence Energy, Southern Union or the mergers, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, transactions or business segments being analyzed. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Providence Energy, Southern Union, industry performance, weather conditions, general business, economic, and financial market conditions and other matters, many of which are beyond the control of Providence Energy and Southern Union. The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     Salomon Smith Barney's opinion and analyses were only one of many factors considered by the board of directors in its evaluation of the mergers and should not be viewed as determinative of the views of the board of directors or management with respect to the merger consideration or the proposed merger.

     Introduction. Salomon Smith Barney derived equity reference ranges for Providence Energy based on selected companies analysis, discounted cash flow analysis and selected merger and acquisition transactions analysis. Salomon Smith Barney also derived an equity reference range for Providence Energy based on a premiums analysis by applying a control premium to the selected companies analysis equity reference range. The merger consideration was then compared against each derived equity reference range.

     Selected Companies Analysis. Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of eight selected publicly traded natural gas distribution utilities, consisting of Cascade Natural Gas Corporation, Chesapeake Utilities Corporation, Laclede Gas Company, New Jersey Resources Corporation, NUI Corporation, SEMCO Energy, Inc., South Jersey Industries, Inc. and Valley Resources, Inc. (collectively, the "Selected Companies").

     All multiples were based on closing stock prices on November 11, 1999, which was the next to last trading day prior to the delivery of Salomon Smith Barney's opinion to the Providence Energy board of directors. Estimated financial data for the Selected Companies were based on research analysts' estimates. Salomon Smith Barney calculated market value multiples of estimated earnings for the twelve-month periods ended September 30, 1999 and ending September 30, 2000 for the Selected Companies. Salomon Smith Barney also calculated a market value multiple of book value as of June 30, 1999 for the Selected Companies. Salomon Smith Barney then applied a range of selected multiples derived for the Selected Companies to corresponding financial data for Providence Energy which resulted in an equity reference range for Providence Energy of approximately $20.00 to $24.00 per share.

     Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow analysis of the projected unlevered free cash flows of Providence Energy based on estimates of Providence Energy management. The stand-alone discounted cash flow analysis of Providence Energy was performed by

     - adding the present value of the projected unlevered free cash flows of Providence Energy over the five-year period from fiscal 2000 to fiscal 2004 and the present value of the estimated terminal value, as described in the next paragraph, of Providence Energy in year 2004, and

     - subtracting the current net debt of Providence Energy.

Salomon Smith Barney derived an estimated terminal value range for Providence Energy at the end of the five-year period by applying a range of selected terminal value multiples, based on the current values of the Selected Companies, of 14.0 to 16.0 to the estimated 2004 net income, which was then added to the estimated 2004 net debt. The unlevered free cash flows and terminal values of Providence Energy were then discounted to September 30, 1999 using discount rates, based on a calculation of the weighted average costs of capital for the Selected Companies, ranging from 7.0% to 8.0% to derive an equity reference range for Providence Energy of approximately $29.50 to $36.00 per share.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Salomon Smith Barney analyzed the implied purchase price multiples paid in 11 selected recent acquisitions of natural gas distribution utilities in the northeastern United States, consisting of (target/acquiror) Berkshire Energy Resources/Energy East Corporation, Eastern Enterprises/Keyspan Corporation, Fall River Gas Company/Southern Union Company, EnergyNorth, Inc./Eastern Enterprises, CTG Resources, Inc./ Energy East Corporation, Yankee Energy System, Inc./Northeast Utilities, Pennsylvania Enterprises, Inc./ Southern Union Company, Connecticut Energy Corporation/Energy East Corporation, Colonial Gas Company/Eastern Enterprises, Essex County Gas Company/Eastern Enterprises and Bay State Gas Company/NIPSCO Industries, Inc. (collectively, the "Selected Transactions").

     All multiples for the Selected Transactions were based on information available at the time of announcement of the relevant transaction and discounted based on the actual or estimated time to close the transaction. Salomon Smith Barney calculated purchase price multiples of earnings for the twelve-month period immediately preceding the announcement, estimated annual one-year and two-year forward earnings relative to announcement, and most recently reported book value relative to announcement for the Selected Transactions. Salomon Smith Barney then applied a range of selected multiples derived for the Selected Transactions to corresponding financial data for Providence Energy in order to derive an equity reference range for Providence Energy of approximately $33.00 to $40.00 per share.

     Premium Analysis. Salomon Smith Barney analyzed the premiums paid or proposed to be paid in the Selected Transactions. The average premium paid or proposed to be paid in the Selected Transactions based on the closing stock price of the acquired company one day, five days, and one month prior to the public announcement of these transactions was approximately 25.6%, 36.1% and 43.0%, respectively. Based on this information and its judgement of appropriate premium levels, Salomon Smith Barney applied a 35% control premium to the equity reference range derived from the analysis described above under the caption "Selected Companies Analysis." This resulted in an equity reference range for Providence Energy of approximately $27.00 to $32.40 per share.

     Other Factors. In rendering its opinion, Salomon Smith Barney considered other factors, including a review of the historical and projected financial results of Providence Energy, the history of trading prices and volume of Providence Energy's common stock, the relationship between movements in Providence Energy's common stock and movements in an index consisting of the common stock of the Selected Companies and Berkshire Energy Resources, and the relationship between movements in Providence Energy's common stock and movements in the prices of other New England natural gas distributors that were publicly traded as of the beginning of 1999.

     Miscellaneous. Pursuant to the terms of Salomon Smith Barney's engagement, Providence Energy has agreed to pay Salomon Smith Barney for its services in connection with the mergers an aggregate financial advisory fee based on a percentage of the total consideration payable in connection with the mergers. The fee payable to Salomon Smith Barney is currently estimated to be approximately $3,275,000. Providence Energy also has agreed to reimburse Salomon Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Salomon Smith Barney's engagement.

     Salomon Smith Barney has advised Providence Energy that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Providence Energy and Southern Union for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has in the past provided investment banking services to Providence Energy unrelated to the proposed merger, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Providence Energy, Southern Union and their respective affiliates.

     Salomon Smith Barney is an internationally recognized investment banking firm and was selected by Providence Energy based on its experience, expertise and familiarity with Providence Energy and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

INTERESTS OF MEMBERS OF PROVIDENCE ENERGY BOARD OF DIRECTORS AND MANAGEMENT IN THE MERGERS

     When you consider the recommendation of the board of directors that you vote for the approval of the merger agreement, you should be aware that certain directors and executive officers of Providence Energy have interests in the mergers in addition to their interests solely as Providence Energy shareholders, as described below. These interests may create potential conflicts of interest. The Providence

Energy board of directors was aware of these interests when it considered and approved the merger agreement and the mergers.

     For a discussion of the benefits of the mergers for all employees, see "The Merger Agreement -- Employee benefits."

  Employment Agreements

     In connection with the merger agreement, Southern Union entered into an employment agreement with Mr. James H. Dodge, which will become effective upon the consummation of the initial merger. The employment agreement provides for an initial three year term, with automatic extensions so that the agreement continuously has a three year remaining term until Mr. Dodge attains age 62, at which time the term shall become fixed at three years. The agreement provides Mr. Dodge with a base salary of $400,000, continues his opportunity to earn an annual incentive bonus (which must be equal to at least 50% of his base salary), and enhances his retirement benefits. Mr. Dodge will receive a $1,000,000 bonus payable at the effective time of the initial merger and two subsequent annual bonuses of $500,000. If Mr. Dodge's employment is terminated without "cause" or if Mr. Dodge terminates his employment for "good reason" (as such terms are defined in the employment agreement), Mr. Dodge will receive payment of all unpaid bonuses and incentive awards for the remainder of the three year term, as well as continued provision of company health, life and disability benefits until Mr. Dodge reaches age 65 (or for three years following his termination, if later), with post-retirement health benefits provided to Mr. Dodge and his spouse thereafter.

     In connection with the merger agreement, Southern Union entered into an amendment to the employment agreement of Mr. James DeMetro, which will become effective upon the consummation of the initial merger. This amendment provides Mr. DeMetro with a $500,000 bonus payable at the effective time of the initial merger, enhances his retirement benefits and expands the definition of good reason to include the failure to renew his employment agreement.

  Board of directors and officers of Southern Union

     Immediately after the effective time of the initial merger on the closing date, Mr. James H. Dodge, the Chief Executive Officer of Providence Energy, will be elected to the board of directors of Southern Union and thereafter will be nominated for reelection, if necessary, so that he will have a term of at least three years from the closing date.

     In addition, from the effective time of the initial merger until the earlier of their resignation or removal by the President of Southern Union:

     - Mr. James H. Dodge will serve as Chief Executive Officer and President of the Providence Energy division of Southern Union and all other energy-related businesses of Southern Union conducted in New England, and

     - Mr. James DeMetro will serve as Executive Vice President, Energy Services, of the Providence Energy division of Southern Union and all other energy-related businesses of Southern Union conducted in New England.

     See "The Merger Agreement -- Officers of the Providence Energy division of Southern Union" which sets forth the positions of other Providence Energy executives after the mergers.

  Indemnification and insurance

     Under the merger agreement, Southern Union agreed for a period of six years after the effective time of the initial merger to indemnify and hold harmless the present and former officers and directors of Providence Energy and its subsidiaries in respect of acts or omissions occurring prior to the effective time to the extent provided under Providence Energy's articles of incorporation and bylaws. In addition, subject to specified limitations, Southern Union agreed to use its reasonable best efforts to provide officers' and directors' liability insurance for acts and omissions occurring before the merger on terms with respect to coverage and amount that are no less favorable to the terms in effect on the date of the merger agreement. See "The Merger Agreement -- Indemnification and insurance."

SOME FEDERAL INCOME TAX CONSEQUENCES

     We have summarized below the material federal income tax consequences of the initial merger to the holders of Providence Energy common stock. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all tax consequences of the initial merger and, in particular, does not address all of the federal income tax consequences applicable to the personal circumstances of Providence Energy shareholders or to taxpayers who acquired their Providence Energy common stock by exercising employee stock options or through other compensation arrangements or who are foreign persons. In addition, this summary does not address the tax consequences of the initial merger under applicable state, local or foreign laws. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN LAW.

     The receipt of the merger consideration in the initial merger will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Providence Energy common stock will recognize gain or loss equal to the difference between

     - his or her adjusted tax basis in the Providence Energy common stock exchanged in the initial merger, and

     - the amount of cash merger consideration received.

The gain or loss will be capital gain or loss if the Providence Energy common stock is held as a capital asset, and will be a long-term capital gain or loss if, at the effective time of the initial merger, the Providence Energy common stock was held for more than one year. Capital losses are subject to limitations on deductibility for federal income tax purposes.

ANTICIPATED ACCOUNTING TREATMENT

     The mergers will be accounted for using the purchase method of accounting. Under this method of accounting, the purchase price to be paid by Southern Union will be allocated to the fair value of the net assets acquired, and Providence Energy's results will be included in Southern Union's financial statements from and after the effective time of the mergers.

REGULATORY APPROVALS

  Public Utility approvals

     It is a condition to the mergers that the approvals of

     - the Massachusetts Department of Telecommunications and Energy,

     - the Federal Energy Regulatory Commission, and

     - if necessary, the Rhode Island Division of Public Utilities and Carriers

be obtained by final order in such form as are not, and with no conditions that are, individually or in the aggregate, reasonably likely to have a Providence Energy material adverse effect or a material adverse effect on the business, financial condition or results of operations of Southern Union, or which would otherwise, in Southern Union's reasonable determination, be unduly burdensome to Southern Union in a manner that would, individually or in the aggregate, be reasonably likely to have a Providence Energy material adverse effect or a material adverse effect on the business, financial condition or results of operations of Southern Union.

     When we say "material adverse effect" above, we mean a material adverse effect:

     - on the business, financial condition or results of operations of a party and its subsidiaries, taken as a whole, or

     - on the ability of a party and its subsidiaries to complete the mergers in accordance with the merger agreement.

     Subsequent to the execution of the merger agreement, the issue arose as to whether Southern Union was required under Massachusetts law to obtain the approval of the transaction by holders of two-thirds of the outstanding shares of Southern Union common stock in connection with obtaining the approval of the transaction by the Massachusetts Department of Telecommunications and Energy. In order to eliminate any uncertainty concerning this issue and to facilitate the closing of the transaction, Southern Union has advised Providence Energy and the Massachusetts Department of Telecommunications and Energy that it intends to seek such approval.


     Providence Energy has received a commitment and an irrevocable proxy from George Lindemann, the Chairman of the Board and Chief Executive Officer of Southern Union, and members of his immediate family to vote all of the shares of Southern Union common stock that they beneficially own and are entitled to vote in favor of the approval of the merger agreement and the transactions contemplated thereby. As of February 29, 2000, those Lindemann family members beneficially owned and were entitled to vote approximately 26.4% of the shares of Southern Union common stock then outstanding.



     Southern Union has advised Providence Energy that each of Southern Union's directors and executive officers has advised Southern Union that they intend to vote their shares of Southern Union common stock in favor of the approval of the merger agreement and the transactions contemplated thereby. As of February 29, 2000, those directors and executive officers (other than the Lindemanns, who have signed the proxy referred to above) beneficially owned and were entitled to vote approximately 6.5% of the shares of Southern Union common stock then outstanding. Together with the Lindemanns' proxy, this represents a total of approximately 32.9% of the shares of Southern Union common stock outstanding as of February 29, 2000. Southern Union has advised Providence Energy that it will call a meeting of its stockholders to vote on this merger agreement as soon as practicable and currently anticipates that the meeting will be held in the late summer of 2000.


     It is also a condition to the merger that the approvals of

     - the Missouri Public Service Commission,

     - the Pennsylvania Public Utility Commission, and

     - Florida Public Service Commission

be obtained by final order.


  Hart-Scott-Rodino Antitrust Improvements Act



     We cannot complete the mergers until we give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the specified waiting period requirements have been satisfied. We filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on March 1, 2000. On March 31, 2000, the Federal Trade Commission issued a request for additional information (a "Second Request") to the parties. As a result, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act before the mergers can be completed will be extended until twenty days after the parties comply with the Federal Trade Commission's request, which could be extended with the consent of the parties. At any time before or after the effective time of the mergers, and notwithstanding that the waiting period has terminated or the mergers may have been consummated, the Federal Trade Commission, the Antitrust Division or any state could take any action under the applicable antitrust or competition laws as it deems necessary or desirable. This action could include seeking to enjoin the completion of the mergers. Private parties may also institute legal actions under the antitrust laws under some circumstances.


     See "The Merger Agreement -- Conditions to completion of the mergers."

NO APPRAISAL RIGHTS

     Under the Rhode Island Business Corporation Act, Providence Energy shareholders are not entitled to dissenters' appraisal rights in connection with the mergers because the Providence Energy common stock was listed on the New York Stock Exchange on the record date for the Providence Energy special meeting.

                              THE MERGER AGREEMENT

     This section is a summary of the material terms of the merger agreement, a copy of which is attached as Annex 1 to this document. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the mergers and the terms and conditions of the merger agreement.

THE MERGERS

     On the closing date, GUS Acquisition Corporation, a direct wholly owned subsidiary of Southern Union, will be merged into Providence Energy in accordance with the laws of Rhode Island. Providence Energy will be the surviving corporation of this initial merger, which we may refer to as the "surviving corporation."

     Under the terms of the merger agreement, at the effective time of the initial merger:

     - the articles of incorporation of the surviving corporation will be amended and restated so that the provisions will be identical to the articles of incorporation of GUS Acquisition Corporation,

     - the bylaws of the surviving corporation will be amended and restated so that the provisions will be identical to the bylaws of GUS Acquisition Corporation, and

     - the directors and officers of Providence Energy immediately prior to the effective time will be the directors and officers of the surviving corporation.

     Immediately after the effective time of the initial merger, Providence Energy will engage in three additional mergers. First, Providence Energy will merge North Attleboro Gas Company, one of its wholly owned subsidiaries, into itself. Then, Providence Energy will merge The Providence Gas Company, one of its wholly owned subsidiaries, into itself. Finally, Southern Union will cause Providence Energy to merge into Southern Union, with Southern Union as the surviving corporation. It is currently expected that all four mergers will become effective on the same day.

     As a result of the mergers, Providence Energy and two of its subsidiaries, North Attleboro Gas Company and The Providence Gas Company, will become one division of Southern Union.

EFFECTIVE TIME OF THE INITIAL MERGER

     On the closing date, we will file duly executed Articles of Merger with the Secretary of State of Rhode Island complying with the requirements of the Rhode Island Business Corporation Act. The initial merger will become effective when the Secretary of State of Rhode Island issues a Certificate of Merger.

EXCHANGE PROCEDURES

     Not later than eight business days after the effective time of the initial merger, BankBoston N.A., c/o EquiServe, L.P., as the paying agent, will mail to each person who held shares of Providence Energy common stock at the time of the merger a letter of transmittal. Providence Energy shareholders should use this letter of transmittal in forwarding Providence Energy stock certificates. This letter will include instructions for the exchange of Providence Energy stock certificates for the cash which the holder is entitled to receive. After surrendering a Providence Energy stock certificate, together with the letter of transmittal and any other documents the paying agent reasonably requires, the holder of a Providence Energy stock certificate will receive a check in the amount of cash the holder is entitled to receive. PROVIDENCE ENERGY SHAREHOLDERS SHOULD NOT SEND IN THEIR PROVIDENCE ENERGY STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     No cash will be paid until the holder of the Providence Energy stock certificate surrenders that certificate. Taxes will be withheld as required.

     After the initial merger, there will be no transfers on the transfer books of Southern Union of shares of Providence Energy common stock that were outstanding immediately before the merger.

     Any cash deposited by Southern Union with the paying agent that remains unclaimed by former Providence Energy shareholders eighteen months after the initial merger will be delivered to Southern Union. Any former Providence Energy shareholders who have not complied with the exchange procedures prior to eighteen months after the initial merger may look only to Southern Union for payment of the merger consideration.

     Southern Union will not be liable to you for any merger consideration paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by such former holders of Providence Energy common stock five years after the initial merger will become the property of Southern Union to the extent permitted by law.

     If your Providence Energy stock certificate has been lost, stolen or destroyed, you will only be entitled to receive the merger consideration by making an affidavit and, if required by Southern Union, by posting a bond in an amount sufficient to protect Southern Union against claims related to your Providence Energy stock certificate.

PROVIDENCE ENERGY PREFERRED STOCK


     In accordance with the Certificate of Authorization for the 8.70% redeemable cumulative preferred stock of The Providence Gas Company, which we refer to as Providence Gas preferred stock, Providence Energy has caused The Providence Gas Company to:


     - redeem 16,000 shares of its preferred stock on February 15, 2000 pursuant to its sinking fund, and


     - redeem 16,000 shares of its preferred stock on March 1, 2000.



     No shares of preferred stock remain outstanding after these redemptions.


PROVIDENCE GAS INDENTURE

     Providence Energy will cause The Providence Gas Company to use its good faith commercially reasonable efforts to obtain, prior to the effective time of the initial merger, the consent of the holders of at least 80% in aggregate principal amount of all First Mortgage Bonds outstanding under the First Mortgage of The Providence Gas Company, which we refer to as the Providence Gas Indenture, to each of the amendments to the Providence Gas Indenture set forth on Schedule 6.1(n) to the merger agreement. Providence Energy and its subsidiaries, however, will not be required to make any payment to any bondholder prior to the effective time of the initial merger.

     If the mergers are not completed, Southern Union and Providence Energy will share equally the fees and expenses incurred in connection with obtaining these consents. If the merger agreement is terminated because one party has breached its obligations under the merger agreement, the breaching party will bear all of the fees and expenses incurred.

STOCK OPTIONS AND PERFORMANCE SHARES

     Each Providence Energy performance share awarded under a Providence Energy incentive plan at the effective time of the initial merger will be deemed fully earned and converted into a right to receive $42.50 in cash.

     In addition, each outstanding stock option will be deemed fully vested and will be converted into a right to receive a cash payment for each share of Providence Energy common stock subject to option in an amount equal to the amount by which

     - $42.50 exceeds

     - the exercise price of such option (if the exercise price is less than $42.50).

REPRESENTATIONS AND WARRANTIES

  Providence Energy

     The merger agreement contains representations and warranties made by Providence Energy to Southern Union, including representations and warranties relating to:

     - organization, existence and qualification;

     - capitalization,

     - due authorization of the merger agreement,

     - absence of conflicts between organizational documents, laws and agreements and the transactions contemplated by the merger agreement,

     - governmental approvals in connection with the transactions under the merger agreement,

     - regulation under the Public Utility Holding Company Act and as a public utility under state laws,

     - compliance with all legal requirements and governmental authorizations,

     - litigation and regulatory proceedings,

     - filings with the Securities and Exchange Commission and financial statements,

     - tax matters,

     - intellectual property,

     - title to assets and condition of machinery and equipment,

     - indebtedness,

     - employees and employee benefit plans,

     - material contracts and insurance,

     - environmental matters,

     - the absence of material adverse changes since September 30, 1999,

     - brokers and finder fees with respect to the merger,

     - stock rights agreement,

     - board of directors approval and required shareholder vote, and

     - receipt of fairness opinions.

  Southern Union and GUS Acquisition Corporation

     The merger contains representations and warranties made by Southern Union and GUS Acquisition Corporation to Providence Energy, including representations and warranties relating to:

     - organization, existence and qualification,

     - due authorization of merger agreement,

     - absence of conflicts between organizational documents, laws and agreements and the transactions contemplated by the merger agreement,

     - governmental approvals in connection with the transactions under the merger agreement,

     - regulation under the Public Utility Holding Company Act and as a public utility under state laws,

     - litigation, and

     - brokers with respect to the merger agreement.

     All representations and warranties made by Providence Energy, Southern Union and GUS Acquisition Corporation expire at the effective time of the initial merger.

COVENANTS

  Conduct of business of Providence Energy pending the completion of the mergers

     Providence Energy has agreed that, prior to the closing of the mergers, except as otherwise permitted by the merger agreement or consented to by Southern Union, which consent will not be unreasonably withheld or delayed, it and its subsidiaries will:

     - not make or permit any material change in the general nature of its business,

     - maintain its ordinary course of business in accordance with prudent business judgment and consistent with past practice and policy, and maintain consistent with its ordinary course of business its assets in good repair, order and condition, reasonable wear and tear excepted, subject to retirement in the ordinary course of business,

     - use reasonable efforts to preserve itself as an ongoing business and to maintain its goodwill,

     - preserve all franchises, tariffs, certificates of public convenience and necessity, licenses, authorizations, and other governmental rights and permits,

     - not enter into any material transaction or material contract other than in the ordinary course of business,

     - not purchase, sell, lease, dispose of or otherwise transfer, or subject to a lien, any of its assets other than in the ordinary course of business,

     - not hire new employees other than in the ordinary course of business,

     - not file any material applications, petitions, motions, orders, briefs, settlements or agreements in any material proceeding before any governmental body without, to the extent reasonably practicable, consulting Southern Union,

     - not engage in or modify, except in the ordinary course of business, any material intercompany transactions,

     - not voluntarily change in any material respect or terminate any insurance policies presently in effect unless equivalent coverage is obtained,

     - not make any capital expenditures except budgeted expenditures,

     - not make any changes in financial policies or practices,

     - comply in all material respects with all applicable material legal requirements and permits, other than those contested in good faith,

     - not adopt, amend or assume an obligation to contribute to any benefit plan or collective bargaining agreement or enter into or extend the term of any employment, consulting, severance or similar contract, or amend existing contracts to increase amounts payable or benefits provided thereunder,

     - not grant an increase or change in total compensation or benefits, or pay any bonus to any employee, except in the ordinary course of business or as required by the terms of any existing contract,

     - not make any loan or advance to any officer, director, stockholder, employee or other person other than in the ordinary course of business,

     - not terminate any existing gas purchase, exchange or transportation contract necessary to supply firm gas at all city gate delivery points or enter into any new contract for the supply, transportation, storage or exchange of gas, other than in the ordinary course of business,

     - not amend its organizational documents, and

     - not issue or assume any note, debenture or other evidence of indebtedness, other than as specified under the merger agreement.

     The foregoing covenants are subject to certain specified exceptions, including that The Providence Gas Company may take any commercially reasonable action that Providence Energy determines in good faith, after consulting with Southern Union, should be taken by The Providence Gas Company in order to obtain the consent to the proposed amendments to the Providence Gas Indenture.

     Southern Union has consented to not restricting the ability of Providence Energy to:

     - enter into any gas supply contract in the ordinary course of business, except if the term of the proposed contract is longer than three years, in which case Providence Energy must consult in good faith with Southern Union, and

     - acquire non-regulated businesses, provided that the acquisitions are consistent with Providence Energy's business plan and the purchase price of all acquisitions does not exceed $15,000,000 in the aggregate.

NO SOLICITATION OF TRANSACTIONS

     In the merger agreement, Providence Energy agreed that neither it, nor its subsidiaries, nor any of its officers, directors, agents, financial advisors, attorneys, accountants or other representatives will, directly or indirectly,

     - solicit, initiate or encourage the submission of proposals or offers from any person relating to, or that could reasonably be expected to lead to, a business combination,

     - participate in any negotiations or substantive discussions regarding any business combination,

     - furnish to any person any information with respect to a business combination, or

     - otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or any attempt by any third party to do or seek a business combination.

     Prior to the special meeting, however, Providence Energy may, in response to an unsolicited written proposal from a third party which the board of directors determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel with customary qualifications, is a superior proposal,

     - furnish information to, negotiate, explore or otherwise engage in substantive discussions with such third party, provided Providence Energy's board of directors determines, in its good faith judgment after consultation with its financial advisors and outside counsel, that is reasonably necessary in order to comply with its fiduciary duties under applicable law, and

     - take and disclose to Providence Energy's shareholders a position with respect to another business combination or make such disclosure to Providence Energy shareholders which in the good faith judgment of Providence Energy's board of directors, based on advice of its outside counsel, is required by applicable law.

     When we refer to a "superior proposal," we mean

     - a merger, consolidation, or other business combination, share exchange, sale of a minimum of 2% of the outstanding shares of capital stock, tender offer or exchange offer or similar transaction involving Providence Energy or any of its subsidiaries,

     - an acquisition in any manner, directly or indirectly, of a material interest in any capital stock of, or a material equity interest in a substantial portion of the assets of Providence Energy or any of its subsidiaries, or

     - the acquisition in any manner, directly or indirectly, of a material portion of the business or assets of Providence Energy and its subsidiaries which involves at least 50% of the capital stock or a material portion of the assets of Providence Energy and that

     - Providence Energy's board of directors determines, after consulting with Providence Energy's financial advisors and outside counsel, is financially superior to the transactions contemplated by the merger agreement, and

     - it appears that the party making the proposal is reasonably likely to have the funds to complete the business combination.

     In addition, Providence Energy has agreed that before providing any non-public information to any third party, or entering into negotiations with any third party or accepting a superior proposal, Providence Energy must:

     - provide written notice to Southern Union to the effect that it is furnishing information to or entering into discussions or negotiations with the third party, and

     - receive an executed confidentiality agreement from that third party containing substantially the same terms and conditions as the confidentiality agreement between Providence Energy and Southern Union.

     Providence Energy has also agreed to terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiations with any parties conducted before the date of the merger agreement with respect to any business combination.

BOARD OF DIRECTORS' COVENANT TO RECOMMEND

     Subject to the fiduciary duties of the board of directors, Providence Energy agreed to recommend to its shareholders the approval of the merger agreement and the transactions contemplated thereby.

DIVIDENDS

     Providence Energy agreed that it will not declare any dividends on its capital stock, or permit its subsidiaries to declare any dividend in capital stock, other than quarterly dividends not to exceed $1.08 per share per fiscal year on Providence Energy's common stock and cumulative cash distributions on the preferred stock of The Providence Gas Company at an annual rate of $8.70 per share.

GOVERNMENTAL APPROVALS AND THIRD PARTY CONSENTS

     Each of Providence Energy and Southern Union agreed to use its commercially reasonable best efforts at its sole expense to obtain all necessary consents, approvals and waivers required in connection with the transactions contemplated by the merger agreement.

EMPLOYEE BENEFITS

     Southern Union has agreed that following the effective time of the initial merger it will assume and maintain for their respective terms all employment and change in control agreements of Providence Energy in effect as of that time. In addition, simultaneously with the execution of the merger agreement, Southern Union entered into an employment agreement with Mr. James Dodge and an amendment to the existing employment agreement with Mr. James DeMetro, both of which will become effective as of the effective time of the initial merger. See the summary of employment agreements above under "The
Merger -- Interests of members of Providence Energy's board of directors and management in the mergers".

     Southern Union has agreed that, during the 24 month period immediately following the closing date, it will:

     - maintain base salary levels, bonus opportunity levels and overall employee benefits, with specified exceptions, that are no less favorable in the aggregate than those currently provided,

     - maintain all qualified and non-qualified defined benefit pension plans without adverse amendment, except as may be required by law or to comply with tax qualification nondiscrimination rules, and

     - provide severance benefits on a basis no less favorable than would otherwise be provided to employees under the applicable Providence Energy severance plan.

     For the 24 months immediately following the above period, Southern Union has agreed to maintain base salary levels, bonus opportunity levels and overall employee benefits that are appropriate for the market given Southern Union's financial circumstances, the industry in which it operates and regulatory considerations.

     Southern Union also agreed:

     - to recognize the tenure of employment of all employees with Providence Energy and its subsidiaries for purposes of eligibility, vesting and accrual of benefits under all benefit plans to be provided by Southern Union,

     - to recognize employees' tenure of employment for purposes of awarding vacation time,

     - to allow each employee to carry forward all accrued sick leave,

     - to allow each employee who satisfies the eligibility criteria used by Southern Union for similarly situated employees to be immediately eligible for awards in the Southern Union Long-Term Incentive Stock Option Plan, and

     - to provide, for a period of 5 years from the closing date, retiree health benefits substantially comparable to coverage under the current Providence Energy retiree medical plan to current retirees and their dependents and to active employees and their dependents who retire within 5 years of the closing and satisfy the plan's eligibility requirements.

CHARITABLE CONTRIBUTIONS

     Southern Union agreed to continue making Providence Energy's annual charitable contributions for three years after the initial merger in an aggregate amount of not less than $175,000 per year.

OFFICERS OF THE PROVIDENCE ENERGY DIVISION OF SOUTHERN UNION

     Southern Union agreed that from the effective time of the initial merger until the earlier of their resignation or removal by the President of Southern
Union:

     - James H. Dodge will serve as Chief Executive Officer and President of the Providence Energy division of Southern Union and all other energy-related businesses of Southern Union conducted in New England, and

     - James DeMetro will serve as Executive Vice President, Energy Services, of the Providence Energy division of Southern Union and all other energy-related businesses of Southern Union conducted in New England.

     Southern Union also agreed that specified individuals will serve the Providence Energy division of Southern Union from the effective time of the initial merger until the earlier of their resignation or removal by Southern Union. Currently, those individuals are listed below and will serve in the following capacities:

     - Kenneth W. Hogan as Vice President, Chief Financial Officer and
       Treasurer,

     - Susann G. Mark as Vice President and General Counsel,

     - James A. Grasso as Vice President, Public Government Affairs,

     - Gerald A. Yurkevicz as Vice President, Business Development and
       Marketing,

     - Royalynne Hourihan as Vice President, Human Resources,

     - Timothy S. Lyons as Vice President, Marketing and Regulatory Affairs,

     - Robert W. Owens as Senior Vice President, Gas Distribution,

     - Peter J. Gill as Vice President, Information Technology,

     - James M. Stephens as President of Providence Energy Services, and

     - George Mason as Vice President of Providence Energy Oil.

CORPORATE OFFICES

     For at least three years after the effective time of the initial merger, Southern Union will:

     - operate Providence Energy's operations in Rhode Island and Massachusetts as a separate division of Southern Union,

     - maintain the principal executive offices of Providence Energy in Rhode Island, and

     - maintain the principal executive offices of Providence Energy as the principal executive offices of Southern Union's energy-related businesses conducted in New England; provided, however, that Southern Union will not be required to maintain these Rhode Island offices as the principal executive offices for all of Southern Union's energy-related businesses conducted in New England if Mr. James Dodge ceases to be the Chief Executive Officer of the Providence Energy division of Southern Union.

INDEMNIFICATION AND INSURANCE

     Southern Union agreed for a period of six years after the effective time of the initial merger:

     - to indemnify and hold harmless the present and former officers and directors of Providence Energy and its subsidiaries in respect of acts or omissions occurring prior to the effective time to the extent provided under Providence Energy's articles of incorporation and bylaws, and

     - to use its reasonable best efforts to provide officers' and directors' liability insurance for acts and omissions occurring before the effective time on terms with respect to coverage and amount that are no less favorable than the terms in effect on the date of the merger agreement, but if the annual premiums are more than 200% of the previous year's premiums paid by Providence Energy, Southern Union must obtain a policy with best coverage available, in the reasonable judgment of the board of directors of Southern Union, for a cost not exceeding that amount.

CONDITIONS TO THE COMPLETION OF THE MERGERS

     Providence Energy and Southern Union may complete the mergers only if each of the following conditions is met:

     - the holders of a majority of the shares of Providence Energy common stock entitled to vote approve the merger agreement,

     - all required governmental approvals are obtained by final order in such form as are not, and with no conditions that are, individually or in the aggregate, reasonably likely to have a Providence Energy material adverse effect or a material adverse effect on the business, financial condition or results of operations of Southern Union, or which would otherwise, in Southern Union's reasonable determination, be unduly burdensome to Southern Union in a manner that would, individually or in the aggregate, be reasonably likely to have a Providence Energy material adverse effect or a material adverse effect on the business, financial condition or results of operations of Southern Union. Subsequent to the execution of the merger agreement, the issue arose as to whether Southern Union was required under Massachusetts law to obtain the approval of the transaction by holders of two-thirds of the outstanding shares of Southern Union common stock in connection with obtaining the approval of the transaction by the Massachusetts Department of Telecommunications and Energy. In order to eliminate any uncertainty concerning this issue and to facilitate the closing of the transaction, Southern Union has advised Providence Energy and the Massachusetts Department of Telecommunications and Energy that it intends to seek such approval,


     - the holders of at least 80% in aggregate principal amount of all First Mortgage Bonds outstanding consent to each of the amendments to the Providence Gas Indenture specified in the merger agreement,


     - the necessary third party consents to the merger agreement are obtained to the reasonable satisfaction of Southern Union, except for those which, if not obtained, are not, individually or in the aggregate, reasonably likely to result in a Providence Energy material adverse effect after the closing,


     - Providence Energy has caused the redemption of all of the outstanding shares of Providence Gas preferred stock in accordance with the organizational documents of The Providence Gas Company, which redemption was completed on March 1, 2000,



     - the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act terminates or expires,


     - the representations and warranties of the other party in the merger agreement are accurate in all respects as of the date of the merger agreement and as of the closing date, except for such inaccuracies, without regard to any materiality qualifications, which, individually or in the aggregate, would not be reasonably likely to result in a material adverse effect,

     - the other party has performed or complied with its covenants, agreements and conditions under the merger agreement in all material respects,

     - Letters of Tax Good Standing for Providence Energy and The Providence Gas Company are obtained from the Rhode Island Department of Taxation,

     - each party delivers an executed certificate of an authorized officer, dated the closing date, stating that all warranties and conditions have been satisfied,

     - there are no orders which operate to restrain, enjoin or otherwise prevent the completion of the merger,

     - all directors who have options outstanding under the 1989 Non-Employee Director Stock Option Plan consent to the conversion of their options into a right to receive a cash payment as described above in "-- Stock options and performance shares,"

     - each director of Providence Energy and its subsidiaries, whose resignation is requested by Southern Union, will resign such directorship as of the closing date of the merger.

     When we say "material adverse effect" above, we mean a material adverse effect

     - on the business, financial condition or results of operations of a party and its subsidiaries, taken as a whole, or

     - on the ability of a party and its subsidiaries to complete the merger in accordance with the merger agreement.

TERMINATION

     The merger agreement can be terminated at any time prior to the closing of the mergers under the conditions specified below.

     (1) Either party may terminate the merger agreement at any time by mutual written consent.

     (2) Either party may also terminate the merger agreement if:

     - there is a non-appealable court order prohibiting the completion of the mergers in accordance with the merger agreement,

     - there is a breach by the other party of any representation or warranty, which breach cannot be cured, except for inaccuracies which would not be reasonably likely to result in a material adverse effect,

     - the approval of Providence Energy shareholders is not obtained, or


     - the closing of the mergers does not occur before November 15, 2000; provided, that if all conditions to closing have been fulfilled except for approvals by any governmental body, then this termination date will be extended until April 1, 2001.


     (3) Providence Energy may terminate the merger agreement if, prior to the special meeting, the board of directors has entered into a definitive agreement with respect to a business combination proposal; provided that:

     - Providence Energy responded to an unsolicited business combination proposal,

     - the board of directors determines, in its good faith judgment, after consultation with and the receipt of advice from its financial advisor and outside legal counsel with customary qualifications, that the business combination proposal is a superior proposal and that failure to do so would create a reasonable possibility of a breach of the board's fiduciary duties,

     - before terminating the merger agreement, Providence Energy complies with specified notice and waiting periods, which give Southern Union an opportunity to negotiate with Providence Energy to adjust the terms of the merger agreement, and

     - Providence Energy has paid Southern Union the $7.5 million termination fee described below under "--Termination fees."

     (4) Southern Union may terminate the merger agreement if:

          (a) the board of directors of Providence Energy:

           - withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Southern Union, the approval or recommendation of the board in favor of the merger agreement,

           - approves or recommends, or proposes publicly to approve or recommend, a business combination with a third party,

           - causes Providence Energy to enter into a definitive agreement related to any business combination, or

           - resolves to take any of the actions specified above, or


          (b) if a third party or group acquires more than 50% of the voting power of the outstanding voting securities of Providence Energy, or



          (c) if Providence has failed to cause the redemption of all of the outstanding shares of Providence Gas preferred stock.


TERMINATION FEES

     The merger agreement obligates Providence Energy to pay Southern Union a termination fee of $7.5 million in cash if:

     - Providence Energy terminates the merger agreement because it has entered into a definitive agreement resulting from a superior proposal, as described in (3) above under "-- Termination," or

     - Southern Union terminates the merger agreement for the reasons specified in (4) above under "-- Termination."

OTHER EXPENSES

     The merger agreement provides that each of the parties will pay all costs and expenses incurred in connection with its performance of and compliance with the merger agreement, except as expressly contemplated by the merger agreement.

     In addition, the merger agreement specifies that Southern Union will pay all real estate transfer taxes and real estate recording fees, if any, including expenses of counsel associated with real estate title, transfer and recording issues in connection with the merger and all filing and application fees paid to governmental bodies in connection with the merger. Providence Energy will pay the costs of printing and mailing this proxy statement to Providence Energy shareholders.

AMENDMENTS AND WAIVERS

     The parties may amend the merger agreement before the closing, if the amendment is in writing signed by the parties.

                                 THE COMPANIES

                         PROVIDENCE ENERGY CORPORATION


     The following briefly describes the business of Providence Energy. Additional information regarding Providence Energy is contained in its filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. See "Where You Can Find More Information" on page 39.


REGULATED BUSINESSES

     Providence Energy is the parent of two wholly owned natural gas distribution utilities, The Providence Gas Company and North Attleboro Gas Company, which we refer to collectively as the gas utility subsidiaries. The Providence Gas Company, founded in 1847, is Rhode Island's largest natural gas distributor and serves approximately 168,000 customers in Providence, Newport and 23 other cities and towns in Rhode Island. North Attleboro Gas Company serves approximately 6,000 customers in North Attleboro and Plainville, Massachusetts, towns adjacent to the northeastern Rhode Island border. The total natural gas service territory of the gas companies encompasses 760 square miles and has a population of approximately 850,000.

NON-REGULATED BUSINESSES

     Providence Energy is also the parent of Providence Energy Oil Enterprises, Inc., which operates an oil distribution business through its subsidiary, ProvEnergy Fuels, Inc. ("ProvEnergy Fuels"). ProvEnergy Fuels operates this business under several trade names, which were among the assets of oil distribution businesses acquired by ProvEnergy Fuels during the past three years, namely, Super Service Oil (acquired in 1997), Keenan Oil (acquired in
1999) and Consumers Oil (acquired in January, 2000). These acquisitions, as well as five smaller acquisitions completed between 1997 and 1999, are part of Providence Energy's strategic plan to strengthen its position in the energy industry. Currently, the oil distribution business serves over 12,000 residential and commercial customers in Rhode Island and Massachusetts.

     Providence Energy uses its wholly owned subsidiary, Providence Energy Services, Inc., to market natural gas and energy services to and as the vehicle to grow its natural gas, oil, and electricity businesses with retail accounts in New England.


     Also, in July 1998, Providence Energy and ERI Services, Inc. formed a joint venture, Capital Center Energy Company, LLC, which is owned 50 percent by Providence Energy's subsidiary, ProvEnergy Power Company, LLC, and 50 percent by ERI Services' subsidiary, ERI Providence, LLC. A wholly owned subsidiary of Capital Center Energy Company, LLC, DownCity Energy Company, LLC, was selected as the exclusive electric, heat and air conditioning and related service provider for most of the Providence Place Mall for the next thirty years.


OPERATIONS OF PROVIDENCE ENERGY'S GAS UTILITY SUBSIDIARIES

  Customers


     The gas utility subsidiaries have approximately 174,000 customers, of which approximately 90% are residential and 10% are commercial and industrial.


  Gas service

     The gas services provided by the gas utility subsidiaries can be grouped into four categories: firm sales, firm transportation, non-firm sales and non-firm transportation. Firm service is provided to those residential, commercial and industrial customers that use natural gas throughout the year. Non-firm service is provided to those commercial and industrial customers that do not require assured gas service because they can utilize an alternative fuel or otherwise operate without gas service. The transportation service of the gas utility subsidiaries transports to some customers gas owned by those customers or by third parties selling gas to those customers.

     Firm Sales. In the recent year, the gas utility subsidiaries distributed approximately 57% of firm sales to residential customers and 43% of firm sales to commercial and industrial customers. Firm sales represent the highest percentage of operating margin and represent the core of the gas utility subsidiaries' business.


     Non-Firm. Non-firm customers consist of two types: seasonal customers that typically use gas only during the non-winter months and dual-fuel customers that contract for gas service on a year round basis, but agree to service interruption during certain peak periods. By retaining the right to interrupt service to non-firm customers, the gas utility subsidiaries can balance daily demand from firm customers with available gas supply and pipeline capacity. Non-firm customers may interrupt their gas service, as well, when it is more economical to utilize an alternative fuel. Accordingly, the amount of the gas utility subsidiaries' non-firm sales fluctuates depending upon the relative price of natural gas to alternative fuels.

     Non-firm sales produce substantially less margin to the gas utility subsidiaries than firm sales as a result of the more competitive nature of non-firm sales. Service rates charged to dual-fuel customers are based on the price that the customer would otherwise pay for its alternative fuel.

     Transportation Service. Providence Energy provides both firm and non-firm transportation of gas. Margin from the firm transportation of gas by certain large customers is likely to represent an increasing percentage of the gas utility subsidiaries' future total margin as a result of the continuing developments affecting the natural gas industry. In general, these developments now allow customers to buy gas directly from the producer-supplier rather than solely from the local gas distribution company. Customer-owned gas is transported to the customer's premises through a combination of interstate pipelines and the gas utility subsidiaries' distribution systems.

     For a given quantity of gas, the gas utility subsidiaries' margin from firm transportation service is comparable to the margin from firm sales. Margin from non-firm transportation service is less than the margin from firm sales, but is generally comparable to the margin from interruptible sales, depending on the price of alternative fuels. To the extent that the gas utility subsidiaries' existing customers buy gas directly from producer-suppliers, the gas utility subsidiaries' revenue will decrease, although firm margin will not be materially impacted.

  Gas Distribution Systems


     The gas utility subsidiaries' distribution systems consist of approximately 2,400 miles of gas mains ranging in size from 2 to 36 inches in diameter, approximately 146,000 services and approximately 173,000 active gas meters, together with related facilities and equipment. In the preceding sentence, a "service" means a pipe connecting a gas main with piping to a customer's premises. The gas utility subsidiaries have regulating and metering facilities at nine points of delivery from Algonquin Gas Transmission Company and one point of delivery from Tennessee Gas Pipeline Company. The gas utility subsidiaries presently believe that these regulating and metering facilities are adequate for receiving gas into their distribution systems from these interstate gas pipelines.


  Rates and Regulation

     The Providence Gas Company is subject to the jurisdiction of the Rhode Island Public Utilities Commission (RIPUC) and the Rhode Island Division of Public Utilities and Carriers, and the North Attleboro Gas Company is subject to the jurisdiction of the Massachusetts Department of Telecommunications and Energy.

EMPLOYEES


     Providence Energy has approximately 643 full-time employees. Approximately 271 of distribution and customer service employees of The Providence Gas Company are covered by a collective bargaining agreement with Local 12431-01 of the United Steelworkers of America, which became effective on January 21, 1999. Approximately 83 employees of The Providence Gas Company are covered by a collective bargaining agreement with Local 12431-02 of the United Steelworkers of America, which became effective on June 1, 1999.

                             SOUTHERN UNION COMPANY


     The following briefly describes the business of Southern Union. Additional information regarding Southern Union is contained in its filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. See "Where You Can Find More Information" on page 39.


GENERAL


     Southern Union is one of the fifteen largest gas utilities in the United States, as measured by number of customers. Southern Union's principal line of business is the distribution of natural gas as a public utility through Southern Union Gas, Missouri Gas Energy ("MGE"), PG Energy ("PGE") and Atlantic Utilities, doing business as South Florida Natural Gas ("SFNG"), each of which is a division of Southern Union.


     Southern Union Gas, headquartered in Austin, Texas, serves approximately 523,000 customers in Texas (including the cities of Austin, El Paso, Brownsville, Galveston, Harlingen, McAllen and Port Arthur). MGE, headquartered in Kansas City, Missouri, serves approximately 487,000 customers in central and western Missouri (including the cities of Kansas City, St. Joseph, Joplin and Monett). PGE, headquartered in Wilkes-Barre, Pennsylvania, serves approximately 154,000 customers in northeastern and central Pennsylvania (including the cities of Wilkes-Barre, Scranton and Williamsport). SFNG, headquartered in New Smyrna Beach, Florida, serves approximately 5,000 customers in central Florida (including the cities of New Smyrna Beach and Edgewater and areas of Volusia County, Florida). The diverse geographic area of Southern Union's natural gas distribution systems reduces the sensitivity of Southern Union's operations to weather risk and local economic conditions.


     Subsidiaries of Southern Union have been established to support and expand natural gas and other energy sales and to capitalize on Southern Union's energy expertise. These subsidiaries market natural gas to end users, operate natural gas pipeline systems, distribute propane, and sell commercial gas air conditioning and other gas-fired engine-driven applications. By providing "one-stop shopping," Southern Union can serve its various customers' specific energy needs, which encompass substantially all of the natural gas distribution and sales businesses from natural gas sales to specialized energy consulting services. Southern Union distributes propane to 11,000, 1,100, and 1,787 customers in Texas, Florida, and Pennsylvania, respectively. Through PG Energy Services, Inc., Southern Union markets electricity and other products and services under the name PG Energy Power Plus, principally in northeastern and central Pennsylvania. Through PEI Power Corporation, an exempt wholesale generator (within the meaning of the Public Utility Holding Company Act of 1935), Southern Union generates and sells electricity. Through Keystone Pipeline Services, Inc., Southern Union is engaged in the construction, maintenance and rehabilitation of natural gas distribution pipelines. Additionally, certain subsidiaries own or hold interests in real estate and other assets.


     Southern Union is a sales and market-driven energy company, whose management is committed to achieving profitable growth of its utility businesses in an increasingly competitive business environment. Southern Union's strategies for achieving these objectives reflect Southern Union's commitment to its core gas utility business.

ACQUISITIONS

     Southern Union has a goal of selected growth and expansion, primarily in the utilities industry. To that extent, Southern Union intends to consider, when appropriate, and if financially practicable to pursue, the acquisition of other utility distribution or transmission businesses. The nature and location of any such properties, the structure of any such acquisitions and the method of financing any such expansion or growth will be determined by Southern Union's management and the Southern Union board of directors. These acquisitions, together with the proposed merger with Providence Energy, require substantial additional financing through future debt, and possibly future equity, offerings. The availability and terms of any such financing sources will depend upon various factors and conditions, such as Southern Union's cash flow and earnings, its resulting capital structure, credit ratings and conditions in financial capital markets at the time of any such offering.


  Acquisition of Pennsylvania Enterprises, Inc.



     Effective November 4, 1999, Southern Union acquired Pennsylvania Enterprises, Inc. ("PEI") and its subsidiaries for approximately 17 million shares of Southern Union common stock and approximately $36 million in cash. PEI's natural gas utility businesses are being operated as PG Energy ("PGE"), a division of Southern Union, which provides service to approximately 154,000 natural gas customers in northeastern and central Pennsylvania (including the cities of Wilkes-Barre, Scranton and Williamsport). Through the acquisition of PEI, Southern Union acquired and now operates a subsidiary that markets electricity and other products and services under the name PG Energy Power Plus, principally in northeastern and central Pennsylvania. Other subsidiaries that Southern Union acquired in the PEI merger engage in various non-regulated activities. These activities include the construction, maintenance and rehabilitation of natural gas distribution pipelines.


  Pending merger with Fall River Gas Company


     On October 4, 1999, Southern Union and Fall River Gas Company (AMEX: "FAL") entered into a merger agreement. The Fall River Gas Company merger agreement calls for Southern Union to acquire Fall River Gas Company in a transaction valued at approximately $75 million, including assumption of debt. Fall River Gas Company shareholders will receive $23.50 for each share of Fall River Gas Company common stock they own. The Fall River Gas Company merger agreement provides that Fall River Gas Company shareholders can elect to receive Southern Union common stock, cash or a combination of stock and cash, subject to proration and an adjustment formula. At least 50 percent of the approximately
2.2 million outstanding shares of Fall River Gas Company common stock must be converted into Southern Union common stock and up to the remaining 50 percent of Fall River Gas Company shares will be converted into cash. The exchange ratio for the stock portion of the consideration will be calculated prior to the completion of the merger based on recent trading prices before then. Headquartered in Fall River, Massachusetts, Fall River Gas Company serves approximately 48,000 customers in the city of Fall River and the towns of Somerset, Swansea and Westport, all located in southeastern Massachusetts. Southern Union anticipates completing the Fall River Gas Company merger in the second half of calendar year 2000 after customary closing conditions are satisfied, including Fall River Gas Company shareholder approval and receipt of all regulatory approvals for the Fall River Gas Company merger.


  Pending merger with Valley Resources, Inc.


     On November 30, 1999, Southern Union, SUG Acquisition Corporation, a Rhode Island corporation and a wholly-owned subsidiary of Southern Union, and Valley Resources, Inc. (AMEX: VR) entered into a definitive merger agreement. The agreement calls for Valley Resources to merge into Southern Union in a transaction valued at approximately $160 million, including the assumption of debt. Valley Resources shareholders will receive $25.00 in cash for each of the approximately 4.98 million shares of Valley Resources common stock outstanding. Valley Resources principally provides natural gas utility service to approximately 63,000 customers through its subsidiaries, Valley Gas Company and Bristol & Warren Gas Company, in the Blackstone Valley Region located in northeastern and eastern Rhode Island, each of which will also be merged into Southern Union. Southern Union anticipates completing the Valley Resources merger in the second half of calendar year 2000 after customary closing conditions are satisfied, including Valley Resources shareholder approval and receipt of all regulatory approvals for the Valley Resources merger.

          STOCK OWNERSHIP OF MANAGEMENT, DIRECTORS AND 5% SHAREHOLDERS


     On March 31, 2000, to the best of Providence Energy's knowledge, no person (including any "Group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) was the beneficial owner of more than five percent of Providence Energy's outstanding common stock, $1.00 par value (there being no other voting securities of Providence Energy outstanding).



     The following table reflects as of March 31, 2000, the beneficial ownership of shares of common stock of Providence Energy (ignoring fractional shares) by directors and executive officers of the corporation (all shares being owned directly, except as otherwise noted):



      MANAGEMENT AND DIRECTORS STOCK OWNERSHIP TABLE AS OF MARCH 31, 2000



                                                               SHARES BENEFICIALLY OWNED*
                                                              -----------------------------
                   NAME OF INDIVIDUAL OR                      ISSUED         SHARES SUBJECT
               IDENTIFICATION OF GROUP SHARES                 SHARES          TO OPTIONS**
               ------------------------------                 ------         --------------
Gilbert R. Bodell, Jr.......................................   3,367(1)           5,632
James DeMetro...............................................   8,354              3,000
James H. Dodge..............................................  15,339(2)          15,000
James A. Grasso.............................................   3,487               none
John H. Howland.............................................     679              3,327
Douglas H. Johnson..........................................     760              3,651
William Kreykes.............................................     719                915
Paul F. Levy................................................   1,761(3)            none
Romolo A. Marsella..........................................     727              3,242
Robert W. Owens.............................................   7,248(4)           5,000
M. Anne Szostak.............................................     828              1,650
Kenneth W. Washburn.........................................   1,975              6,116
W. Edward Wood..............................................   1,123              1,580
Gerald A. Yurkevicz.........................................   1,787               none
All Directors and Executive Officers as a Group.............  56,937(5)          49,113


---------------
  * The beneficial ownership of shares of directors and executive officers of Providence Energy (including shares subject to options) in no individual case exceeded one percent of the outstanding common stock of Providence Energy. Such ownership represented in the aggregate approximately one percent of the outstanding common stock.

 ** To the extent exercisable within 60 days.

(1) Includes 888 shares held by Mr. Bodell's wife.

(2) Includes 2,876 shares held by Mr. Dodge's wife.

(3) Includes 550 shares held in Trust by Mr. Levy's mother.


(4) Includes 668 shares held by Mr. Owens' wife as custodian for their children.



(5) Includes 45,459 shares held directly, and 11,478 shares held indirectly.

                       PROPOSALS FOR 2001 ANNUAL MEETING


     In the event we do not complete the mergers, there will be an annual meeting of Providence Energy shareholders in 2001. If a shareholder intending to present a proposal at the 2001 annual meeting (presently anticipated to be held during the month of January 2001) wishes to have such proposal included in Providence Energy's proxy statement and form of proxy relating to the meeting, the shareholder will be required to submit the proposal to Providence Energy by August 24, 2000.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements and schedules of Providence Energy Corporation and subsidiaries included in the Annual Report on Form 10-K for the year ended September 30, 1999, incorporated by reference in this proxy statement, have been examined by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     A representative of Arthur Andersen LLP is expected to be present at the special meeting and available to respond to appropriate questions. This representative will be given the opportunity to make a statement at the special meeting if he or she desires to do so.

                      WHERE YOU CAN FIND MORE INFORMATION

     Providence Energy is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission. Proxy statements, reports and other information can be inspected and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 as well as the following Regional
Offices: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400 Chicago, Illinois 60661-2511. Such material can also be inspected at the New York Stock Exchange. Copies can be obtained by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains a worldwide web site that contains reports, proxy statements and other information about Providence Energy. The address of that site is http://www.sec.gov.

                 INCORPORATION OF SOME INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

     - incorporated documents are considered part of this document,

     - we can disclose important information to you by referring you to those documents, and

     - information that we file with the SEC will automatically update and supersede certain information in this document.

     We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended ("Exchange Act"):

     - Our Annual Report on Form 10-K for the year ended September 30, 1999,

     - Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, and


     - Our Current Reports on Form 8-K, dated November 15, 1999 and April 3,
       2000.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this proxy but before the special meeting:

     - reports filed under Sections 13(a) and (c) of the Exchange Act,

     - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting, and

     - any reports filed under Section 15(d) of the Exchange Act.

     These documents will be deemed to be a part of this proxy statement from the date we file them with the SEC.

     Any person receiving a copy of this proxy statement may obtain without charge, upon oral or written request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Requests should be addressed to:

       Investor Relations
        Providence Energy Corporation
        100 Weybosset Street
        Providence, Rhode Island 02903


     If you would like to request documents from us, please do so by May 8, 2000 to receive them before the special meeting of Providence Energy shareholders.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE MERGER PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED APRIL 6, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX 1

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            SOUTHERN UNION COMPANY,

                          GUS ACQUISITION CORPORATION

                                      AND

                         PROVIDENCE ENERGY CORPORATION

                         DATED AS OF NOVEMBER 15, 1999

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  DEFINITIONS

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                                                              PAGE
                                                              ----
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1.1  Certain Defined Terms..................................    1
1.2  Other Defined Terms....................................    5

ARTICLE II
                  THE MERGER; OTHER TRANSACTIONS
2.1  The Merger.............................................    6
2.2  Effective Time of the Merger...........................    7
2.3  Closing................................................    7
2.4  Articles of Incorporation; Bylaws......................    7
2.5  Directors and Officers.................................    7
2.6  Other Transactions.....................................    7
2.7  Certificate of Incorporation; Bylaws...................    7
2.8  Directors and Officers.................................    7

ARTICLE III
                       CONVERSION OF SHARES
3.1  Effect of the Merger...................................    8
3.2  Exchange of PVY Common Stock Certificates..............    8
3.3  PVY Options; PVY Performance Shares....................    9

ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF SUG
4.1  Organization, Existence and Qualification..............   10
4.2  Authority Relative to this Agreement and Binding
  Effect....................................................   10
4.3  Governmental Approvals.................................   11
4.4  Public Utility Holding Company Status; Regulation as a
  Public Utility............................................   11
4.5  Legal Proceedings; Orders..............................   11
4.6  Brokers................................................   11
4.7  Disclaimer of Representations and Warranties...........   11

ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF PVY
5.1  Organization, Existence and Qualification..............   12
5.2  Capitalization.........................................   12
5.3  Subsidiaries; Investments..............................   12
5.4  Authority Relative to this Agreement and Binding
  Effect....................................................   12
5.5  Governmental Approvals.................................   13
5.6  Public Utility Holding Company Status; Regulation as a
  Public Utility............................................   13
5.7  Compliance with Legal Requirements; Governmental
  Authorizations............................................   13
5.8  Legal Proceedings; Orders..............................   13
5.9  SEC Documents..........................................   14
5.10 Taxes..................................................   14

                                                              PAGE
                                                              ----
5.11 Intellectual Property..................................   14
5.12 Title to Assets........................................   15
5.13 Indebtedness...........................................   15
5.14 Machinery and Equipment................................   15
5.15 Contracts..............................................   15
5.16 Insurance..............................................   15
5.17 Employees..............................................   15
5.18 Employee Benefit Plans.................................   16
5.19 Environmental Matters..................................   17
5.20 No Material Adverse Change.............................   18
5.21 Brokers................................................   18
5.22 PVY Stock Rights Agreement.............................   18
5.23 Regulatory Proceedings.................................   18
5.24 Vote Required..........................................   18
5.25 Opinion of Financial Advisor...........................   19
5.26 Disclaimer of Representations and Warranties...........   19

ARTICLE VI
                            COVENANTS
6.1  Covenants of PVY.......................................   19
     (a) Conduct of the Business Prior to the Closing
  Date......................................................   19
     (b) Customer Notifications.............................   21
     (c) Access to the Acquired Companies' Offices,
         Properties and Records; Updating Information.......   21
     (d) Governmental Approvals; Third Party Consents.......   21
     (e) Dividends..........................................   21
     (f) Issuance of Securities.............................   22
     (g) Accounting.........................................   22
     (h) No Shopping........................................   22
     (i)  Solicitation of Proxies...........................   23
     (j)  PVY Shareholders' Approval........................   24
     (k) Financing Activities...............................   24
     (l)  PVY Disclosure Schedule...........................   24
     (m) Redemption of ProvGas Preferred Stock..............   24
     (n) Amendment of ProvGas Indenture.....................   24
6.2  Covenants of SUG.......................................   25
     (a) Governmental Approvals; Third Party Consents.......   25
     (b) Employees; Benefits................................   25
     (c) WARN...............................................   26
     (d) Directors..........................................   26
     (e) Officers of PVY Division of SUG....................   26
     (f) Charitable Contributions...........................   27
     (g) Corporate Offices..................................   27
     (h) Collective Bargaining Agreements...................   27
     (i)  SUG Disclosure Schedule...........................   27
6.3  Additional Agreements..................................   27
     (a) The Proxy Statement................................   27
     (b) Further Assurances.................................   28
     (c) Financial Statements to be Provided................   28

                                                              PAGE
                                                              ----
ARTICLE VII
                            CONDITIONS
7.1  Conditions to SUG's Obligation to Effect the Merger....   28
     (a) Representations and Warranties True as of the
  Closing Date..............................................   28
     (b) Compliance with Agreements.........................   29
     (c) Certificate........................................   29
     (d) Governmental Approvals.............................   29
     (e) Third Party Consents...............................   29
     (f) Injunctions........................................   29
     (g) Resignations.......................................   29
     (h) Shareholder Approvals..............................   29
     (i)  Tax Good Standing.................................   29
     (j)  Conversion of Options.............................   29
7.2  Conditions to PVY's Obligations to Effect the
  Mergers...................................................   29
     (a) Representations and Warranties True as of the
  Closing Date..............................................   29
     (b) Compliance with Agreements.........................   30
     (c) Certificate........................................   30
     (d) Governmental Approvals.............................   30
     (e) Injunctions........................................   30
     (f) Shareholder Approvals..............................   30

ARTICLE VIII
                           TERMINATION
8.1  Termination Rights.....................................   30
8.2  Effect of Termination..................................   31
8.3  Termination Fee; Expenses..............................   31
     (a) Termination Fee....................................   31
     (b) Expenses...........................................   31

ARTICLE IX
                    INDEMNIFICATION; REMEDIES
9.1  Directors' and Officer's Indemnification...............   31
     (a) Indemnification and Insurance......................   31
     (b) Successors.........................................   32
     (c) Survival of Indemnification........................   32
9.2  Representations and Warranties.........................   32

ARTICLE X
                        GENERAL PROVISIONS
10.1  Expenses..............................................   32
10.2  Notices...............................................   32
10.3  Assignment............................................   33
10.4  Successor Bound.......................................   33
10.5  Governing Law; Forum; Consent to Jurisdiction.........   33
10.6  Waiver of Trial By Jury...............................   33
10.7  Cooperation; Further Documents........................   34
10.8  Construction of Agreement.............................   34
10.9  Publicity; Organizational and Operational
  Announcements.............................................   34

                                                              PAGE
                                                              ----
10.10 Waiver................................................   34
10.11 Parties in Interest...................................   34
10.12 Specific Performance..................................   35
10.13 Section and Paragraph Headings........................   35
10.14 Amendment.............................................   35
10.15 Entire Agreement......................................   35
10.16 Counterparts..........................................   35

                            SCHEDULES:
PVY Disclosure Schedule
SUG Disclosure Schedule
Schedule 6.1(n)

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of the 15th day of November, 1999, among SOUTHERN UNION COMPANY, a Delaware corporation ("SUG"), GUS ACQUISITION CORPORATION, a Rhode Island corporation and a wholly-owned subsidiary of SUG ("Newco"), and PROVIDENCE ENERGY CORPORATION, a Rhode Island corporation ("PVY").

                                    RECITALS

     WHEREAS, the Board of Directors of each of SUG, Newco and PVY has approved and deems it advisable and in the best interests of their respective shareholders to consummate the merger of Newco with and into PVY upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance thereof, the Board of Directors of each of SUG, Newco and PVY has approved this Agreement and the merger (the "Merger") of Newco with and into PVY, with PVY being the surviving corporation in the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SUG, Newco and PVY hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     Section 1.1 Certain Defined Terms. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

     "Acquired Companies" -- PVY and its Subsidiaries, collectively, and each, an "Acquired Company."

     "Affiliate" -- with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, "control" (including with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     "Applicable Contract" -- any Contract (a) under which any Acquired Company has any rights, (b) under which any Acquired Company has any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is bound.

     "CERCLA" -- the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Closing Date" -- the date on which the Closing actually takes place.

     "Contract" -- any agreement, contract, document, instrument, obligation, promise or undertaking (whether written or oral) that is legally binding.

     "DGCL" -- the Delaware General Corporation Law.

     "Encumbrance" -- any charge, adverse claim, lien, mortgage, pledge, security interest or other encumbrance.

     "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental Law" -- any applicable Legal Requirement that requires or relates to:

          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; or

          (e) making responsible parties pay private parties, or groups of them, for damages done to their health by reason of Releases of Hazardous Materials or to the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets or for damages to natural resources.

     "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

     "Exchange Act" -- the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued by the SEC pursuant to that act or any successor law.

     "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

     "FERC" -- the Federal Energy Regulatory Commission or any successor agency.

     "Final Order" -- an action by the relevant Governmental Body that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

     "GAAP" -- generally accepted United States accounting principles, applied on a consistent basis.

     "Governmental Authorization" -- any approval, consent, license, franchise, certificate of public convenience and necessity, permit, waiver or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" -- any:

          (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

          (b) federal, state, county, local, municipal or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or

          (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, any other act, business, operation, or thing that unreasonably increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities in any material respect.

     "Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "HSR Act" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued by the U.S. Department of Justice or the Federal Trade Commission pursuant to that act or any successor law.

     "IRC" -- the Internal Revenue Code of 1986, as amended.

     "IRS" -- the Internal Revenue Service or any successor agency.

     "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person or any material Subsidiary of it or other employee listed in Section 1.1 of the PVY Disclosure Schedule has actual knowledge of such fact or other matter.

     "Legal Requirement" -- any federal, state, county, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, tariff, franchise agreement, statute or treaty.

     "Material Contract" -- a Contract involving a total commitment by or to any party thereto of at least $125,000 on an annual basis or at least $500,000 on its remaining term which cannot be terminated on less than sixty (60) days' notice, without penalty or additional cost to the Acquired Company as the terminating party.

     "Order" -- any award, decision, decree, injunction, judgment, order, writ, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action and authorization therefor is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

          (b) such action is not required by law to be authorized by the board of directors (or similar authority) of such Person or of such Person's parent company (if any).

     "Organizational Documents" -- (a) the articles or certificate of incorporation or organization and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the members, operating or similar agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

     "PBGC" -- the Pension Benefit Guaranty Corporation.

     "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, organized group of persons, entity of any other type, or Governmental Body.

     "Proceeding" -- any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "ProvGas Preferred Stock" -- the 8.70% redeemable cumulative preferred stock, par value $100.00 per share, of ProvGas.

     "PUHCA" -- the Public Utility Holding Company Act of 1935, as amended, or any successor law, and regulations and rules issued by the SEC pursuant to that act or any successor law.

     "PVY Audited Financials" -- the PVY Balance Sheet, the audited consolidated statement of income of the Acquired Companies for the year ended September 30, 1999, the audited consolidated statement of cash flows of the Acquired Companies for the year ended September 30, 1999, the consolidated statements of capitalization of the Acquired Companies at September 30, 1999, the consolidated statements of changes in common stockholders' investment of the Acquired Companies for the year ended September 30, 1999 (in each case, including the notes thereto), collectively.

     "PVY Balance Sheet" -- the audited consolidated balance sheet of the Acquired Companies at September 30, 1999 (including the notes thereto), provided by PVY to SUG as part of the PVY Financial Statements.

     "PVY Benefit Plans" -- all employee retirement, welfare, stock option, stock ownership, deferred compensation, bonus or other benefit plans, agreements, practices, policies, programs, or arrangements, that are applicable to any employee, director or consultant of the Acquired Companies or maintained by or contributed to by any of the Acquired Companies.

     "PVY Common Stock" -- the common stock, par value $1.00 per share, of PVY.

     "PVY Disclosure Schedule" -- the disclosure schedule delivered by PVY to SUG concurrently with the execution and delivery of this Agreement.

     "PVY Material Adverse Effect" -- a material adverse effect (i) on the business, financial condition or results of operations of PVY and its Subsidiaries, taken as a whole, or (ii) on the ability of PVY and its Subsidiaries to consummate the Mergers in accordance with this Agreement.

     "PVY PEIP" -- the Providence Energy Corporation 1992 Performance and Equity Incentive Plan.

     "PVY Performance Share" -- a phantom share awarded under and subject to the terms of the PVY Performance Share Plan and having a value equal to the fair market value of a share of PVY Common Stock.

     "PVY Performance Share Plan" -- the Providence Energy Corporation Performance Share Plan.

     "PVY Permitted Liens" -- Encumbrances securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, mechanics, carriers and like persons, all of which are not yet due and payable or which are being contested in good faith; Encumbrances (other than any Encumbrance imposed by ERISA) incurred on deposits made in the Ordinary Course of Business in connection with worker's compensation, unemployment insurance or other types of social security; the Encumbrances created by and the Encumbrances permitted under the Indenture dated as of January 1, 1922 between ProvGas and State Street Bank and Trust Company (successor to Rhode Island Hospital Trust Company), as Trustee, as amended or supplemented from time to time (the "ProvGas Indenture"); in the case of leased real property, Encumbrances (not attributable to an Acquired Company as lessee) affecting the landlord's (and any underlying landlord's) interest in any leased real property; Encumbrances in respect of judgments or awards with respect to which PVY or one of its Subsidiaries shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which PVY or such Subsidiary shall have secured a stay of execution pending such appeal or such proceeding for review; provided that PVY or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and such other Encumbrances which are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

     "PVY Restricted Stock" -- the shares of PVY Common Stock granted under and subject to the terms of the PVY PEIP.

     "Related Documents" -- any Contract provided for in this Agreement to be entered into by one or more of the parties hereto or their respective Subsidiaries in connection with the Mergers.

     "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "RIBCA" -- the Rhode Island Business Corporation Act.

     "SEC" -- the United States Securities and Exchange Commission or any successor agency.

     "Securities Act" -- the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued by the SEC pursuant to that act or any successor law.

     "Subsidiary" -- with respect to any Person (the "Owner"), any Person of which securities or other interests having the power to elect a majority of that other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of PVY.

     "SUG Disclosure Schedule" -- the disclosure schedule delivered by SUG to PVY concurrently with the execution and delivery of this Agreement.

     "SUG Material Adverse Effect" -- a material adverse effect (i) on the business, financial condition or results of operations of SUG and its Subsidiaries, taken as a whole, or (ii) on the ability of SUG and Newco to consummate the Mergers in accordance with this Agreement.

     "Related Documents" -- any Contract provided for in this Agreement to be entered into by one or more of the parties hereto or their respective Subsidiaries in connection with the Mergers.

     "Tax" -- any tax (including any income tax, capital gains tax, value-added tax, sales and use tax, transfer tax, franchise tax, payroll tax, withholding tax or property tax), levy, assessment, tariff, duty (including any customs duty), deficiency, franchise fee or payment, payroll tax, utility tax, gross receipts tax or other fee or payment, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

     "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereto.

     "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) or if any other event has occurred or any other circumstance exists, that would lead a director or officer of a comparable gas distribution company to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

     Section 1.2 Other Defined Terms.  In addition to the terms defined in
Section 1.1, certain other terms are defined elsewhere in this Agreement as indicated below and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.

                          TERM                                     SECTION
                          ----                             -----------------------
Acquired Company Option Plans                                        3.3
Agreement                                                  Introductory Paragraph
Attleboro                                                            2.6

                          TERM                                     SECTION
                          ----                             -----------------------
Attleboro Merger                                                     2.6
Business Combination                                              6.1(h)(4)
Certificates                                                       3.2(b)
Closing                                                              2.3
Confidentiality Agreement                                         6.1(c)(1)
Effective Time                                                       2.2
Employees                                                          6.2(b)
Final Surviving Corporation                                          2.6
Indemnified Parties                                                9.1(a)
Initial Termination Date                                           8.1(i)
MBCL                                                                 2.6
Merger                                                            Recitals
Merger Consideration                                               3.1(a)
Mergers                                                              2.6
Newco                                                      Introductory Paragraph
Owner                                                                1.1
Paying Agent                                                       3.2(a)
ProvGas                                                              2.6
ProvGas Indenture                                                    1.1
ProvGas Merger                                                       2.6
Proxy Statement                                                    6.3(a)
PVY                                                        Introductory Paragraph
PVY Commonly Controlled Entity                                   5.18(a)(4)
PVY Financial Statements                                             5.9
PVY Meeting                                                       6.1(j)(1)
PVY Merger                                                           2.6
PVY Options                                                          3.3
PVY Rights                                                         3.1(a)
PVY SEC Documents                                                    5.9
PVY Shareholders' Approval                                          5.24
PVY Stock Rights Agreements                                        3.1(a)
SUG                                                        Introductory Paragraph
Superior Proposal                                                 6.1(h)(4)
Surviving Corporation                                                2.1
Third Party Beneficiary                                             10.11
WARN                                                               6.2(c)

                                   ARTICLE II

                         THE MERGER; OTHER TRANSACTIONS

     Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco will be merged with and into PVY in accordance with the laws of the State of Rhode Island. As a result of the Merger, the separate corporate existence of Newco shall cease and PVY will be the surviving corporation in the Merger (the "Surviving Corporation") and will continue its corporate existence under the laws of the State of Rhode Island. The Merger will have the effect as provided in the applicable provisions of the RIBCA. Without limiting the generality of the foregoing, upon the Merger, all the property, rights, privileges, immunities, powers and franchises of Newco and PVY will vest in the Surviving Corporation and all obligations, duties, debts and liabilities of PVY and Newco will be the obligations, duties, debts and liabilities of the Surviving Corporation.

     Section 2.2 Effective Time of the Merger. On the Closing Date, with respect to the Merger, a duly executed Articles of Merger complying with the requirements of the RIBCA will be filed with the Secretary of State of the State of Rhode Island. The Merger will become effective upon the issuance of a certificate of merger by the Secretary of State of the State of Rhode Island (the "Effective Time").

     Section 2.3 Closing. Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article VIII hereof, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m., Eastern Time, on the Closing Date to be specified by the parties, which shall be no later than the tenth business day after satisfaction or, if permissible, waiver of all of the conditions set forth in Article VII hereof (other than Sections 7.1(a), 7.1(b), 7.1(c), 7.1(f), 7.1(g), 7.2(a), 7.2(b), 7.2(c) and 7.2(e), which shall be satisfied or waived on the Closing Date) at the offices of Hughes Hubbard & Reed LLP, New York, counsel to SUG, unless another date or place is agreed to in writing by the parties hereto.

     Section 2.4 Articles of Incorporation; Bylaws. Pursuant to the Merger, (i) the Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Articles of Incorporation of Newco, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law, except that Article 1 of the Articles of Incorporation shall be changed so that the name of the Surviving Corporation shall be Providence Energy Corporation and (ii) the Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Bylaws of Newco, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law, except that the Bylaws shall be changed so that the name of the Surviving Corporation shall be Providence Energy Corporation.

     Section 2.5 Directors and Officers. The directors and officers of PVY immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

     Section 2.6 Other Transactions. Immediately after the Effective Time, PVY shall adopt an agreement and plan of merger pursuant to which North Attleboro Gas Company ("Attleboro"), a wholly-owned subsidiary of PVY, shall merge with and into PVY on the Closing Date, with PVY being the surviving corporation, by complying with the requirements of the Massachusetts Business Corporation Law ("MBCL") and the RIBCA (the "Attleboro Merger"). Immediately following the consummation of the Attleboro Merger, PVY shall adopt an agreement and plan of merger pursuant to which Providence Gas Company ("ProvGas"), a wholly-owned Subsidiary of PVY, shall merge with and into PVY on the Closing Date, with PVY being the surviving corporation, by complying with the requirements of the RIBCA (the "ProvGas Merger"). Immediately following the consummation of the ProvGas Merger, SUG shall adopt an agreement and plan of merger pursuant to which PVY shall merge with and into SUG on the Closing Date, with SUG being the surviving corporation (the "Final Surviving Corporation"), by complying with the requirements of the RIBCA and the DGCL (the "PVY Merger"). The Merger, the ProvGas Merger, the Attleboro Merger and the PVY Merger shall hereinafter be referred to collectively as the "Mergers."

     Section 2.7 Certificate of Incorporation; Bylaws. Pursuant to the PVY Merger, the Restated Certificate of Incorporation of SUG, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Final Surviving Corporation until thereafter amended as provided by law and (ii) the Bylaws of SUG as in effect immediately prior to the Effective Time, shall be the Bylaws of the Final Surviving Corporation until thereafter amended as provided by law.

     Section 2.8 Directors and Officers. The directors and officers of SUG immediately prior to the Effective Time will be the directors and officers of SUG after consummation of the PVY Merger, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Final Surviving Corporation; provided that, immediately after the consummation of the Merger, the Chief Executive Officer of PVY immediately prior to the Effective Time will be elected or appointed as a member of the Board of Directors of SUG.

                                  ARTICLE III

                              CONVERSION OF SHARES

     Section 3.1 Effect of the Merger. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of PVY Common Stock and/or any shares of PVY Restricted Stock, all of which shall become fully vested immediately prior to the Effective Time:

          (a) Each issued and outstanding share of PVY Common Stock (which shall be deemed to include (i) each issued and outstanding share of PVY Restricted Stock and (ii) each related associated stock purchase right (collectively, the "PVY Rights") issued pursuant to the Stock Rights Agreement, dated as of July 23, 1998 between PVY and The Bank of New York, as Rights Agent (the "PVY Stock Rights Agreement"), which will be terminated at the Effective Time (any reference in this Agreement to PVY Common Stock will be deemed to include the associated PVY Rights and all PVY Restricted Stock)), will be converted into the right of each holder thereof to receive $42.50 in cash (the "Merger Consideration").

          (b) Each holder of PVY Common Stock shall surrender all such holder's certificates formerly representing ownership of PVY Common Stock in the manner provided in Section 3.2. All such shares of PVY Common Stock, when so converted, shall no longer be outstanding and shall be canceled and automatically converted into the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section
     3.2. Any payment made pursuant to this Section 3.1 shall be made net of applicable withholding taxes to the extent such withholding is required by law.

          (c) Notwithstanding any provision of this Agreement to the contrary, each share of PVY Common Stock held in the treasury of PVY immediately prior to the Effective Time shall be canceled and extinguished without conversion thereof.

          (d) Each share of common stock, par value $1.00 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $1.00 per share, of the Surviving Corporation.

     Section 3.2 Exchange of PVY Common Stock Certificates.

     (a) SUG's registrar and transfer agent, or such other bank or trust company which has a net capital of not less than $100,000,000, as may be selected by SUG and be reasonably acceptable to PVY, will act as paying agent ("Paying Agent") for the holders of PVY Common Stock in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section 3.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to SUG and PVY, to receive the consideration to which holders of PVY Common Stock become entitled pursuant to Section 3.1. Contemporaneous with the Effective Time, SUG will deposit in trust with the Paying Agent, for the benefit of holders of PVY Common Stock, the cash necessary to pay the aggregate Merger Consideration as contemplated by Section 3.1(a) with respect to each share of PVY Common Stock.

     (b) At the Effective Time of the Merger, SUG will irrevocably instruct the Paying Agent to promptly, and in any event not later than eight (8) business days following the Effective Time, mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of PVY Common Stock (the "Certificates"), whose shares of PVY Common Stock were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as SUG may reasonably specify) and (ii) instructions (which shall provide that at the election of the surrendering holder Certificates may be surrendered, and payment therefor collected, by hand delivery) for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by SUG, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger

Consideration for each share of PVY Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within eight (8) business days of receipt thereof, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of SUG that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates representing PVY Common Stock held by SUG) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2.

     (c) The Paying Agent shall invest the funds representing the aggregate Merger Consideration, as directed by SUG, in (i) direct obligations of the United States of America (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.; provided, however, that, notwithstanding anything to the contrary in this Agreement, if the Paying Agent is not able or refuses to so invest such funds, SUG may deposit such funds in trust with another bank or trust company which has a net capital of not less than $100,000,000, as may be selected by SUG and be reasonably acceptable to PVY, so long as the Paying Agent is allowed to draw on such funds to the extent required to pay the Merger Consideration. Any net earnings with respect to such funds shall be the property of and paid over to SUG as and when requested by SUG.

     (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III; provided, however, that the Person to whom the Merger Consideration is paid shall, if required by SUG, as a condition precedent to the payment thereof, give the Paying Agent a bond in such sum as it may ordinarily require and indemnify SUG in a manner satisfactory to it against any claim that may be made against SUG with respect to the Certificate claimed to have been lost, stolen or destroyed.

     (e) After the Effective Time, the stock transfer books of PVY shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of PVY Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to SUG, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III.

     (f) Any portion of the funds held by the Paying Agent that remain undistributed to the former shareholders of PVY for eighteen (18) months after the Effective Time shall be delivered by the Paying Agent, which shall thereafter act as the Paying Agent, and any former shareholders of PVY who have not complied with this Article III prior to eighteen (18) months after the Effective Time shall thereafter look only as a general creditor to SUG for payment of their claim for the Merger Consideration.

     (g) Neither the Surviving Corporation nor SUG shall be liable to any holder of PVY Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandonment, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares of PVY Common Stock five years after the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable law, become the property of SUG, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

     Section 3.3 PVY Options; PVY Performance Shares. (a) Each outstanding option to purchase shares of PVY Common Stock or other similar interest (collectively, the "PVY Options") granted under any stock option plans or under any other plan or arrangement of any Acquired Company (the "Acquired Company

Option Plans"), together with the applicable exercise prices, are disclosed in
Section 3.3(a) of the PVY Disclosure Schedule. Each PVY Option that is outstanding at the Effective Time shall be deemed fully vested and shall be converted at the Effective Time into a right to receive in respect thereof a cash payment in an amount equal to the product of (x) the amount by which (i) the Merger Consideration exceeds (ii) the exercise price of such PVY Option (if less than (i)) and (y) the number of shares of PVY Common Stock subject thereto. Such cash payment (net of applicable withholding taxes) shall be made on the Closing Date or as promptly thereafter as reasonably practicable.

     (b) Each outstanding award of PVY Performance Shares as determined pursuant to the PVY Performance Share Plan, is disclosed in Section 3.3(b) of the PVY Disclosure Schedule. Copies of the PVY Performance Share Plan and the agreements entered into pursuant to the PVY Performance Share Plan, which set forth the applicable performance measures and target opportunities, have been provided to SUG prior to the date of this Agreement. In accordance with the terms of the PVY Performance Share Plan, the target opportunities for each outstanding award of PVY Performance Shares outstanding at the Effective Time shall be deemed fully earned for the entire "Performance Periods" (as such term is defined in the PVY Performance Share Plan). Each PVY Performance Share outstanding at the Effective Time shall be canceled and automatically converted into a right to receive a cash payment in an amount equal to the Merger Consideration. Any payment made pursuant to this Section 3.3(b) shall be made net of applicable withholding taxes to the extent such withholding is required by law, and shall be made on the Closing Date or as promptly thereafter as reasonably practicable.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF SUG

     SUG, as to SUG and Newco, represents and warrants to PVY that:

     Section 4.1 Organization, Existence and Qualification. SUG is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority, and has been duly authorized by all necessary approvals and orders of the Florida, Missouri, Pennsylvania and Texas regulatory authorities and the Federal Energy Regulatory Commission (the "FERC"), to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, to perform its obligations under all Contracts to which it is a party, and to execute and deliver this Agreement. Newco is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Rhode Island, with full corporate power and authority, to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, to perform its obligations under all Contracts to which it is a party, and to execute and deliver this Agreement. Each of SUG and Newco is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the business conducted by it, requires such qualification as a foreign corporation except for such failures to be so qualified or in good standing as are not, individually or in the aggregate, reasonably likely to have a SUG Material Adverse Effect.

     Section 4.2 Authority Relative to this Agreement and Binding Effect. The execution, delivery and performance of this Agreement and the Related Documents by each of SUG and Newco have been duly authorized by all requisite corporate action. The execution, delivery and performance of this Agreement and the Related Documents by SUG and Newco will not result in a violation or breach of any term or provision of, or constitute a default, or require a consent, approval or notification, or accelerate the performance required under, the Organizational Documents of SUG or Newco, as the case may be, any indenture, mortgage, deed of trust, security agreement, loan agreement, or other Contract to which SUG or Newco is a party or by which its assets are bound, or violate any Order, with such exceptions as are not, individually or in the aggregate, reasonably likely to have a SUG Material Adverse Effect. This Agreement constitutes and the Related Documents to be executed by SUG and Newco when executed and delivered will constitute valid and legally binding obligations of SUG and Newco, enforceable against SUG and Newco in accordance with their terms, except as enforceability may be limited by (i) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors' rights generally or (ii) the availability of equitable remedies generally.

     Section 4.3 Governmental Approvals. Except as set forth in Section 4.3 of the SUG Disclosure Schedule and as required by the HSR Act, as of the date of this Agreement, no approval or authorization of any Governmental Body with respect to performance under this Agreement or the Related Documents by SUG and Newco is required to be obtained by SUG and Newco in connection with the execution and delivery by SUG and Newco of this Agreement or the Related Documents or the consummation by SUG and Newco of the transactions contemplated hereby or thereby, the failure to obtain which are, individually or in the aggregate, reasonably likely to have a SUG Material Adverse Effect.

     Section 4.4 Public Utility Holding Company Status; Regulation as a Public Utility. SUG is a "gas utility company" and a "public utility company" (as such terms are defined in PUHCA). SUG indirectly owns a minority interest in a "foreign utility company" (as such term is defined in PUHCA) that is exempt from, and is deemed not to be a public utility company for purposes of, PUHCA pursuant to Section 33 thereof with respect to which SUG has filed with the SEC a Form U-57 notification of foreign utility company status. Except as stated above in this Section 4.4 and with respect to their relationship with SUG, neither SUG nor any of its Subsidiaries is a "holding company," a "subsidiary company," a "public utility company" or an "affiliate" of a "public utility company," or a "holding company" within the meaning of such terms in PUHCA. As of the date of this Agreement, SUG is subject to regulation as a public utility or public service company (or similar designation) in the states of Florida, Missouri, Texas and Pennsylvania. Except as stated in the preceding sentence, as of the date of this Agreement, neither SUG nor its "affiliates" (as such term is defined in PUHCA) are subject to regulation as a public utility or public service company (or similar designation) in any other state.

     Section 4.5 Legal Proceedings; Orders. Except as specifically described in a report, schedule, registration statement or definitive proxy statement filed by SUG with the SEC since September 1, 1999 and delivered to PVY prior to the date of this Agreement, as of the date of this Agreement, there is no pending Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Mergers or any of the transactions contemplated hereby.

     Section 4.6 Brokers. Neither SUG nor Newco is a party to, or in any way obligated under any Contract, and there are no outstanding claims against SUG or Newco, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

     Section 4.7 Disclaimer of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, SUG MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND SUG HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER BY SUG, ANY SUBSIDIARY OF SUG, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PVY OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, OF ANY DOCUMENTATION OR OTHER INFORMATION BY SUG, ANY SUBSIDIARY OF SUG, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE FOREGOING.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF PVY

     PVY, as to the Acquired Companies, represents and warrants to SUG as follows:

     Section 5.1 Organization, Existence and Qualification.

     (a) Each Acquired Company is a corporation duly incorporated, validly existing, and in good standing under the laws of its state of incorporation, with full corporate power and authority and has been duly authorized by all necessary approvals and orders of the Rhode Island, Massachusetts and all other relevant state regulatory authorities and the FERC to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.
Section 5.1(a) of the PVY Disclosure Schedule sets forth the name of each Acquired Company, the state or jurisdiction of its incorporation or organization, and for each state or jurisdiction where such Acquired Company is duly qualified as a foreign corporation. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the business conducted by it, requires such qualification as a foreign corporation except for such failures to be so qualified or in good standing as are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

     (b) PVY has delivered to SUG copies of the Organizational Documents, as currently in effect, of each Acquired Company.

     Section 5.2 Capitalization. The capital stock of PVY consists of 20,000,000 shares of PVY Common Stock, of which 6,096,485 shares were issued and outstanding on October 31, 1999. Such shares include 28,620 shares of PVY Restricted Stock. ProvGas is authorized to issue 80,000 shares of ProvGas Preferred Stock, of which 32,000 shares were issued and outstanding on October 31, 1999. The issued and outstanding shares of PVY Common Stock and ProvGas Preferred Stock have been validly issued and are fully paid and nonassessable. Except as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement or as set forth in Section 3.3(a) of the PVY Disclosure Schedule, no shares of PVY Common Stock or ProvGas Preferred Stock are held, in treasury or otherwise, by PVY or any of its Subsidiaries and there are no outstanding (i) securities convertible into PVY Common Stock, ProvGas Preferred Stock or other capital stock of PVY or any of its Subsidiaries, (ii) warrants or options to purchase PVY Common Stock or other securities of PVY or any of its Subsidiaries or (iii) other commitments to issue shares of PVY Common Stock, ProvGas Preferred Stock or other securities of PVY or any of its Subsidiaries. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which PVY or any of its Subsidiaries is a party or by which PVY or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of PVY or with respect to the registration of the offering, sale or delivery of any shares of capital stock of PVY under the Securities Act or otherwise.

     Section 5.3 Subsidiaries; Investments. Except as set forth in Section 5.3 of the PVY Disclosure Schedule, PVY has no Subsidiaries or investments in any Person (except for marketable securities disclosed to SUG prior to the date of this Agreement) and, except for the issued and outstanding ProvGas Preferred Stock, PVY is the registered owner and holder of all of the issued and outstanding shares of capital stock of its Subsidiaries and has good title to such shares. The outstanding capital stock of each Subsidiary has been duly authorized, validly issued and is fully paid and nonassessable. All such capital stock owned by any Acquired Company is free and clear of any Encumbrance (except for any Encumbrance disclosed in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, or created or incurred by this Agreement in favor of SUG, or imposed by federal or state securities laws).

     Section 5.4 Authority Relative to this Agreement and Binding Effect. The execution, delivery and performance of this Agreement and the Related Documents by PVY have been duly authorized by all requisite corporate action, except, as of the date of this Agreement, for the PVY Shareholders' Approval. Except as set forth in Section 5.4 of the PVY Disclosure Schedule, the execution, delivery and performance of this Agreement and the Related Documents by PVY will not require a consent, approval or notification, will not result in a violation or breach of any term or provision of, or constitute a default or accelerate the performance required under, the Organizational Documents of any of the Acquired Companies, any indenture, mortgage, deed of trust, security agreement, loan agreement, or other Applicable Contract to which any of the Acquired Companies is a party or by which its assets are bound, or violate any Order, with such exceptions as are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect. This Agreement constitutes and the Related Documents to be executed by any of the Acquired Companies when executed and delivered will constitute valid and legally binding obligations of such Acquired Company, enforceable against such Acquired Company in accordance with their terms, except as enforceability may be limited by (i) bankruptcy or similar laws from time to time in effect affecting the enforcement of creditors' rights generally or (ii) the availability of equitable remedies generally.

     Section 5.5 Governmental Approvals. Except as set forth in Section 5.5 of the PVY Disclosure Schedule and as required by the HSR Act, no approval or authorization of any Governmental Body with respect to performance under this Agreement or the Related Documents by any Acquired Company is required to be obtained by any Acquired Company in connection with the execution and delivery by PVY of this Agreement or the Related Documents or the consummation by the Acquired Companies of the transactions contemplated hereby or thereby, the failure to obtain which are, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

     Section 5.6 Public Utility Holding Company Status; Regulation as a Public Utility. PVY is a "holding company" (as such term is defined in PUHCA) exempt from all provisions of PUHCA (except Section 9(a)(2) thereof) pursuant to
Section 3(a) of PUHCA, and has received no adverse notice from the SEC with respect to the validity of its exempt status. ProvGas and Attleboro are both "public utility companies" (as such term is defined in PUHCA). Each of ProvGas and Attleboro is a "subsidiary company" of PVY, and an "affiliate" of the other and of PVY (as such terms are defined in PUHCA). Except as set forth above in this Section 5.6 and with respect to their relationship to PVY, ProvGas and Attleboro, none of the Acquired Companies is a "holding company," a "subsidiary company," a "public utility company," or an "affiliate" of a "public utility company" or a "holding company," as such terms are defined in PUHCA. ProvGas is subject to regulation as a public utility or public service company (or similar designation) in the state of Rhode Island and Attleboro is subject to regulation as a public utility or public service company (or similar designation) in the state of Massachusetts. Except as stated in the preceding sentence, neither PVY and nor its "affiliates" (as such term is defined in PUHCA) are subject to regulation as a public utility or public service company (or similar designation) in any other state.

     Section 5.7 Compliance with Legal Requirements; Governmental
Authorizations.

     (a) Except as set forth in Section 5.7(a) of the PVY Disclosure Schedule or as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, and subject to Section 5.19 of this Agreement, to the Knowledge of any Acquired Company, no Acquired Company is in violation of any Legal Requirement that is applicable to it, to the conduct or operation of its business, or to the ownership or use of any of its assets, other than such violations, if any, which are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

     (b) The PVY SEC Documents delivered to SUG prior to the date of this Agreement accurately describe all material regulation of each Acquired Company that relates to the utility business of any Acquired Company. Except as set forth on Section 5.7(a) of the PVY Disclosure Schedule, each Acquired Company has and is in material compliance with all material Governmental Authorizations necessary to conduct its business and to own, operate and use all of its assets as currently conducted.

     Section 5.8 Legal Proceedings; Orders. Except as set forth in Section 5.8 of the PVY Disclosure Schedule or as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, there is no pending Proceeding:

          (1) that has been commenced by or against, or that otherwise relates to, any Acquired Company that is reasonably likely to have a PVY Material Adverse Effect; or

          (2) as of the date of this Agreement, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Mergers or any of the transactions contemplated hereby.

To the Knowledge of PVY, except as set forth in Section 5.8 of the PVY Disclosure Schedule, as of the date of this Agreement, no such Proceedings, audits or investigations have been Threatened that are, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect. As of the date of this Agreement, none of the Acquired Companies is subject to any Orders that are, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

     Section 5.9 SEC Documents. PVY has made (and, with respect to such documents filed after the date hereof through the Closing Date, will make) available to SUG a true and complete copy of (i) each report, schedule, registration statement (other than on Form S-8), and definitive proxy statement filed by PVY or ProvGas with the SEC since September 30, 1998 through the Closing Date in substantially the form filed with the SEC (the "PVY SEC Documents") and (ii) the PVY Audited Financials. As of their respective dates, the PVY SEC Documents, including without limitation any financial statements or schedules included therein, complied (or will comply), in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such PVY SEC Documents, and did not (or will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of PVY and ProvGas included in the PVY SEC Documents and the PVY Audited Financials (collectively, the "PVY Financial Statements") were (or will be) prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present (or will fairly present) in all material respects the financial position of PVY and its Subsidiaries, or ProvGas, as the case may be, as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of unaudited interim financial statements, to normal adjustments which are not material in the aggregate.

     Section 5.10 Taxes. Except as set forth in Section 5.10 of the PVY Disclosure Schedule:

          (a) The Acquired Companies have timely filed all United States federal, state and local income Tax Returns required to be filed by or with respect to them or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, and the Acquired Companies have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due or made adequate provision therefor in accordance with GAAP except where failures to so file, pay or discharge are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect. There are no pending audits or other examinations relating to any Tax matters. There are no Tax liens on any assets of the Acquired Companies. As of the date of this Agreement, none of the Acquired Companies has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves (including deferred taxes) reflected in the PVY Balance Sheet are in all material respects adequate to cover all material Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP.

          (b) None of the Acquired Companies is obligated under any Applicable Contract with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the Merger or any of the transactions contemplated by this Agreement.

     Section 5.11 Intellectual Property. Except as set forth in Section 5.11 of the PVY Disclosure Schedule, no Acquired Company has any Knowledge of (i) any infringement or claimed infringement by any Acquired Company of any patent rights or copyrights of others or (ii) any infringement of the patent or patent license rights, trademarks or copyrights owned by or under license to any Acquired Company, except for any such

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

infringements of the type described in clause (i) or (ii) that are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

     Section 5.12 Title to Assets. Except (i) as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, (ii) as set forth in Section 5.19 of this Agreement or (iii) as set forth in Section
5.19 of the PVY Disclosure Schedule, none of the Acquired Companies' assets are subject to any Encumbrance other than PVY Permitted Liens.

     Section 5.13 Indebtedness. All outstanding principal amounts of indebtedness for borrowed money of the Acquired Companies as of October 30, 1999 are set forth in Section 5.13 of the PVY Disclosure Schedule.

     Section 5.14 Machinery and Equipment. Except for normal wear and tear, and with such other exceptions as are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect, the machinery and equipment of the Acquired Companies necessary for the conduct by the Acquired Companies of their respective businesses as presently conducted are in operating condition and in a state of reasonable maintenance and repair.

     Section 5.15 Contracts.  Set forth in Section 5.15(a) of the PVY Disclosure
Schedule is a list as the date hereof of all Applicable Contracts which are Material Contracts. Except as described in Section 5.15(b) of the PVY Disclosure Schedule or as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, and with such exceptions as are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect, all Applicable Contracts of the Acquired Companies are in full force and effect and no Acquired Company nor, to the Knowledge of PVY, any other party thereto is in default thereunder nor has any event occurred or is any event occurring that with notice or the passage of time or otherwise, is reasonably likely to give rise to an event of default thereunder by any party thereto.

     Section 5.16 Insurance. Section 5.16(a) of the PVY Disclosure Schedule sets forth a list of all policies of insurance held by the Acquired Companies as of the date of this Agreement. Except as set forth in Section 5.16(b) of the PVY Disclosure Schedule, since September 30, 1994, the assets and the business of the Acquired Companies have been continuously insured with what PVY reasonably believes are reputable insurers against all risks and in such amounts normally insured against by companies of the same type and in the same line of business as any of the Acquired Companies. As of the date of this Agreement, no notice of cancellation, non-renewal or material increase in premiums has been received by any of the Acquired Companies with respect to such policies, and no Acquired Company has Knowledge of any fact or circumstance that could reasonably be expected to form the basis for any cancellation, non-renewal or material increase in premiums, except for such cancellations, non-renewals and increases which are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect. None of the Acquired Companies is in default with respect to any provision contained in any such policy or binder nor has there been any failure to give notice or to present any claim relating to the business or the assets of the Acquired Companies under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for such defaults or failures which are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect. As of the date of this Agreement, there are no outstanding unpaid premiums (except premiums not yet due and payable), and no notice of cancellation or renewal with respect to, or disallowance of any claim under, any such policy or binder has been received by the Acquired Companies as of the date hereof, except for such non-payments of premiums, cancellations, renewals or disallowances which are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect.

     Section 5.17 Employees. PVY has made available to SUG prior to the date hereof a list as of no more than thirty (30) days prior to the date of this Agreement of all the then present officers and employees of the Acquired Companies, indicating each employee's base salary or wage rate and identifying those who are union employees and those who are part-time employees. Except as set forth in Section 5.17(a) of the PVY Disclosure Schedule, as of the date of this Agreement, no labor union or other collective bargaining unit has been certified or recognized by any of the Acquired Companies, and, to the Knowledge of the Acquired Companies, as of the date of this Agreement, there are no elections, organizing drives or material controversies pending or Threatened between any of the Acquired Companies and any labor union or other collective bargaining unit representing any of the Acquired Companies' employees. There is no pending or, to the Knowledge of PVY, Threatened labor practice complaint, arbitration, labor strike or other labor dispute (excluding grievances) involving any of the Acquired Companies which are, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect. Except for collective bargaining agreements that have been provided to SUG prior to the date of this Agreement or as set forth in Section 5.17(b) of the PVY Disclosure Schedule, as of the date of this Agreement, none of the Acquired Companies is a party to any employment agreement with any employee pertaining to any of the Acquired Companies.

     Section 5.18 Employee Benefit Plans.

     (a) Except as would not, individually or in the aggregate, result in a PVY Material Adverse Effect:

          (1) Each of the PVY Benefit Plans has been operated and administered in all respects in accordance with its governing documents and applicable federal and state laws (including, but not limited to, ERISA and the IRC).

          (2) As to any PVY Benefit Plan subject to Title IV of ERISA, (i) there is no event or condition which presents the risk of plan termination, (ii) no reportable event within the meaning of Section 4043 of ERISA (for which the notice requirements of Regulation sec.4043 promulgated by the PBGC have not been waived) has occurred within the last six years, (iii) no notice of intent to terminate the PVY Benefit Plan has been given under Section 4041 of ERISA, (iv) no proceeding has been instituted under Section 4042 of ERISA to terminate the PVY Benefit Plan, (v) there has been no termination or partial termination of the PVY Benefit Plan within the meaning of
     Section 411(d)(3) of the IRC within the last six years, (vi) no event described in Sections 4062 or 4063 of ERISA has occurred, and (vii) all PBGC premiums have been timely paid and no liability to the PBGC has been incurred, except for PBGC premiums not yet due.

          (3) Each trust funding a PVY Benefit Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the IRC, satisfies the requirements of such section and has received a favorable determination letter from the IRS regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in any way which would adversely affect such exempt status.

          (4) With respect to any PVY Benefit Plan or any other "employee benefit plan" as defined in Section 3(3) of ERISA which is established, sponsored, maintained or contributed to, or with respect to any such plan which has been established, sponsored, maintained or contributed to within six years prior to the Closing Date, by the Acquired Companies or any corporation, trade, business or entity under common control or being a part of an affiliated service group with any of the Acquired Companies, within the meaning of Section 414(b), (c) or (m) of the IRC or Section 4001 of ERISA ("PVY Commonly Controlled Entity"), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied and no such withdrawal liability is reasonably expected to be incurred, (ii) no liability under Title IV of ERISA (including, but not limited to, liability to the PBGC) has been incurred by the Acquired Companies or any PVY Commonly Controlled Entity, which liability has not been satisfied (other than for PBGC premiums not yet due), (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the IRC has been incurred for which any liability is outstanding, (iv) there has been no failure to make any contribution (including installments) to such plan required by Section 302 of ERISA and Section 412 of the IRC which has resulted in a lien under Section 302 of ERISA or Section 412 of the IRC and for which any liability is currently outstanding, (v) no action, omission or transaction has occurred with respect to any such plan or any other PVY Benefit Plan which could subject any of the Acquired Companies, the plan or trust forming a part thereof, or SUG to a civil liability or penalty under ERISA or other applicable laws, or a Tax under the IRC, (vi) any such plan which is a Group Health Plan has complied in all respects with the provisions of Sections 601-608 of ERISA and Section 4980B of the IRC, (vii) there are no pending or Threatened claims by or on behalf of any such plan or any other PVY Benefit Plan, by any employees, former employees or plan beneficiaries covered by such plan or otherwise by or on behalf of any person involving any such plan (other than routine non-contested claims for benefits) which could result in a liability to the Acquired Companies taken as a whole and (viii) neither the Acquired Companies nor any PVY Commonly Controlled Entity has engaged in, or is a successor or parent corporation to any entity or person that has engaged in, a transaction described in Section 4069 of ERISA.

          (5) There is no matter pending (other than qualification determination applications and filings and other required periodic filings) with respect to any of the PVY Benefit Plans before the IRS, the Department of Labor, the PBGC or in or before any other Governmental Body.

     (b) Except as set forth in Section 5.18(b) of the PVY Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) increase the amount of benefits otherwise payable under any PVY Benefit Plan, (ii) result in the acceleration of the time of eligibility to participate in any PVY Benefit Plan, or any payment, exercisability, funding or vesting of any benefit under any PVY Benefit Plan,
(iii) result in any payment becoming due to or with respect to any current or former employee, director or consultant, or (iv) result in any payment becoming due in the event of a termination of employment or service of any employee, director or consultant.

     (c) Except as set forth in Section 5.18(c) of the PVY Disclosure Schedule, none of the Acquired Companies is a party to any Contract nor has it established any policy or practice, which would require it or SUG to make a payment or provide any other form of compensation or benefit to any Person performing (or who within the past twelve months performed) services for any of the Acquired Companies during or upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

     (d) Section 5.18(d) of the PVY Disclosure Schedule contains a true and complete list of each PVY Benefit Plan, all Acquired Company Option Plans and any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus, or other contract for personal services with any current or former officer, director or employee, any consulting contract with any person who prior to entering such contract was a director or officer of any Acquired Company or any plan, agreement, arrangement or understanding similar to any of the foregoing. Except as set forth in Section 5.18(d) of the PVY Disclosure Schedule, there are no outstanding options to purchase capital stock or other securities of PVY or any of its Subsidiaries. PVY has provided to SUG a complete and correct copy of each PVY Benefit Plan (or written summary of any unwritten PVY Benefit Plan), and with respect to each PVY Benefit Plan, the current summary plan description, related trust agreements, related insurance contracts, the latest IRS determination letter, the last three annual reports on Form 5500 series (including all required schedules), and the most recent actuarial report and annual financial statements.

     (e) None of the Acquired Companies has contributed or been obligated to contribute to any "multi-employer plan" within the meaning of Section 3(37) of ERISA within the last six years. None of the Acquired Companies has any outstanding liability with respect to any such plan which, individually or in the aggregate with the events or conditions described in Section 5.18(a), is reasonably likely to result in a PVY Material Adverse Effect.

     Section 5.19 Environmental Matters. Except as set forth in Section 5.19 of the PVY Disclosure Schedule or as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, and with such other exceptions as are not, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect:

          (a) To the Knowledge of any Acquired Company, no Facility owned or operated by any Acquired Company is currently, or was at any time, listed on the National Priorities List promulgated under CERCLA, or on any comparable state list, and no Acquired Company has received any written notification of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable Legal Requirement with respect to any Acquired Company or the Facilities;

          (b) To the Knowledge of any Acquired Company, each Acquired Company and any Person for whose conduct any Acquired Company is reasonably likely to be held responsible, is currently and at all times has been, in material compliance with any Environmental Law. No Acquired Company has received any Order, written notice, or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any violation or failure to comply with any Environmental Law, or of any obligation to undertake or bear the cost of any environmental cleanup, or seeking information regarding prior disposal at or with respect to potential liability regarding any property or Facility at which Hazardous Materials generated by any Acquired Company were transported for disposal;

          (c) There are no pending or, to the Knowledge of any of the Acquired Companies, Threatened claims arising under or pursuant to any Environmental Law with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had a direct or indirect interest (including by ownership or use); and

          (d) PVY has delivered or made available to SUG true and complete copies and results of any environmental site assessments, studies, analyses, tests or monitoring possessed by any Acquired Company of which any Acquired Company has Knowledge pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities, or concerning compliance by any Acquired Company or any other Person for whose conduct any Acquired Company is reasonably likely to be held responsible, with Environmental Laws.

     Section 5.20 No Material Adverse Change. Since the date of the PVY Balance Sheet, except as specifically described in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, there has not been any PVY Material Adverse Effect, and no events have occurred or circumstances exist that are, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect, except that any PVY Material Adverse Effect that results from or relates to (a) general business or economic conditions, (b) conditions generally affecting the industries in which the Acquired Companies compete or (c) the announcement and consummation of the transactions contemplated by this Agreement shall be disregarded.

     Section 5.21 Brokers. Except as set forth in Section 5.21 of the PVY Disclosure Schedule, no Acquired Company is a party to, or in any way obligated under any Applicable Contract, and there are no outstanding claims against any Acquired Company, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

     Section 5.22 PVY Stock Rights Agreement. Prior to the date of this Agreement, PVY has delivered to SUG a true and complete copy of the PVY Stock Rights Agreement. The consummation of the transactions contemplated by this Agreement will not result in the triggering of any right or entitlement of the holders of the PVY Common Stock or other PVY securities under the PVY Stock Rights Agreement. Neither PVY nor any of its Subsidiaries is a party to any agreement similar to the PVY Stock Rights Agreement.

     Section 5.23 Regulatory Proceedings. Except as set forth in Section 5.23 of the PVY Disclosure Schedule or in the PVY SEC Documents delivered to SUG prior to the date of this Agreement, other than purchase gas adjustment provisions, none of PVY or its Subsidiaries all or part of whose rates or services are regulated by a Governmental Body (a) has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Body or on appeal to the courts, or (b) is a party to any rate proceeding before a Governmental Body that are, individually or in the aggregate, reasonably likely to result in any Orders having a PVY Material Adverse Effect.

     Section 5.24 Vote Required. Other than the approval of the Merger by the holders of a majority of the outstanding shares of PVY Common Stock (the "PVY Shareholders' Approval"), no vote of the holders of any class or series of the capital stock of any Acquired Company is required to approve this Agreement and the Mergers. The consent of the holders of 80% in aggregate principal amount of all First Mortgage Bonds outstanding under the ProvGas Indenture to each of the amendments to the ProvGas Indenture described on Schedule 6.1(n) hereto is the only consent required to adopt such amendments.

     Section 5.25 Opinion of Financial Advisor. The Board of Directors of PVY has received the opinion of Salomon Smith Barney Inc., dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view, to the holders of PVY Common Stock. PVY will provide a copy of such opinion to SUG.

     Section 5.26 Disclaimer of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, PVY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND PVY HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER BY PVY, ANY SUBSIDIARY OF PVY, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SUG OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, OF ANY DOCUMENTATION OR OTHER INFORMATION BY PVY, ANY SUBSIDIARY OF PVY, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE FOREGOING.

                                   ARTICLE VI

                                   COVENANTS

     Section 6.1 Covenants of PVY. PVY agrees to observe and perform the following covenants and agreements:

     (a) Conduct of the Business Prior to the Closing Date. With respect to the Acquired Companies, except (i) as contemplated in this Agreement, (ii) as required by law or regulation, (iii) as set forth in the PVY capital budget, a written copy of which has been provided to SUG by letter dated November 15, 1999, which letter refers to this Agreement, (iv) for any redemption of First Mortgage Bonds outstanding under the ProvGas Indenture that is required to be made by the terms thereof on the date of any such redemption (such redemption to be made in accordance with the applicable mandatory redemption provisions of such Indenture), (v) for any commercially reasonable action that PVY determines in good faith, after consulting with SUG, should be taken by ProvGas in order to satisfy the condition set forth in the second sentence of Section 7.1(e), or
(vi) as otherwise expressly consented to in writing by SUG, which consent will not be unreasonably withheld or delayed, prior to the Closing, PVY will cause each Acquired Company to:

          (1) Not make or permit any material change in the general nature of its business;

          (2) Maintain its Ordinary Course of Business in accordance with prudent business judgment and consistent with past practice and policy, and maintain consistent with its Ordinary Course of Business its assets in good repair, order and condition, reasonable wear and tear excepted, subject to retirements in the Ordinary Course of Business;

          (3) Use reasonable efforts to preserve the Acquired Company as an ongoing business and maintain the goodwill associated with the Acquired Company;

          (4) Preserve all of the Acquired Companies' franchises, tariffs, certificates of public convenience and necessity, licenses, authorizations and other governmental rights and permits;

          (5) Not enter into any material transaction or Material Contract other than in the Ordinary Course of Business;

          (6) Not purchase, sell, lease, dispose of or otherwise transfer or make any contract for the purchase, sale, lease, disposition or transfer of, or subject to lien, any of the assets of the Acquired Company other than in the Ordinary Course of Business;

          (7) Not hire any new employees except in the Ordinary Course of Business (and in no event hire, for any calendar month, a number of new employees greater than the average monthly number of new employees hired by the Acquired Company over the prior 12 calendar months);

          (8) Not file any material applications, petitions, motions, orders, briefs, settlement or agreements in any material Proceeding before any Governmental Body which involves any Acquired Company, and appeals related thereto without, to the extent reasonably practicable, consulting SUG; provided, however, that if such Proceeding is reasonably likely to have a PVY Material Adverse Effect, PVY shall not make any such filing without the consent of SUG, which consent shall not be unreasonably withheld or delayed.

          (9) Not engage in or modify, except in the Ordinary Course of Business, any material intercompany transactions involving any other Acquired Company;

          (10) Not voluntarily change in any material respect or terminate any insurance policies disclosed on Section 5.16(a) of the PVY Disclosure Schedule that presently are in effect unless equivalent coverage is obtained;

          (11) Except as disclosed or specifically contemplated in this Agreement and except with respect to budgeted expenditures known and specifically disclosed in writing to SUG, subject to adjustments in the Ordinary Course of Business and other deviations (which in the aggregate shall not exceed 5% on an annualized basis during the period from the date of this Agreement until the Closing Date), not make any capital expenditure or capital expenditure commitment;

          (12) Not make any changes in financial policies or practices, or strategic or operating policies or practices, in each case which involve any Acquired Company;

          (13) Comply in all material respects with all applicable material Legal Requirements and permits, including without limitation those relating to the filing of reports and the payment of Taxes due to be paid prior to the Closing, other than those contested in good faith;

          (14) Not adopt, amend (other than amendments that reduce the amounts payable by SUG or any of its Subsidiaries or amendments required by law) or assume an obligation to contribute to any PVY Benefit Plan or collective bargaining agreement or enter into any employment, consulting, severance or similar Contract with any Person (including without limitation, contracts with management of any Acquired Company or any of its Affiliates that might require payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder;

          (15) Except in the Ordinary Course of Business or as required by the terms of any existing Contract, PVY Benefit Plan or collective bargaining agreement, not grant any increase or change in total compensation, benefits or pay any bonus to any employee, director or consultant;

          (16) Not grant or enter into or extend the term of any Contract with respect to continued employment or service for any employee, officer, director or consultant;

          (17) Not make any loan or advance to any officer, director, stockholder, employee or any other Person other than in the Ordinary Course of Business;

          (18) Not terminate any existing gas purchase, exchange or transportation contract necessary to supply firm gas at all city gate delivery points or enter into any new contract for the supply, transportation, storage or exchange of gas with respect to the Acquired Companies' regulated gas distribution operations or renew or extend or negotiate any existing contract providing for the same where such contract is not terminable within sixty (60) days without penalty other than in the Ordinary Course of Business;

          (19) Not amend any of its Organizational Documents; and

          (20) Subject to Section 6.1(k), not issue or assume any note, debenture or other evidence of indebtedness which by its terms does not mature within two years from the date of execution or issuance thereof, unless otherwise redeemable or subject to prepayment at any time at the option of the Acquired Company on not more than thirty (30) days' notice without penalty for such redemption or prepayment.

     (b) Customer Notifications. At any time and from time to time reasonably requested by SUG prior to the Closing Date, each Acquired Company will permit SUG at SUG's expense to insert preprinted single-page customer education materials into billing documentation to be delivered to customers affected by this Agreement; provided, however, that PVY has reviewed in advance and consented to the content of such materials, which consent shall not be unreasonably withheld or delayed. Other means of notifying customers may be employed by either party, at the expense of the initiating party, but in no event shall any notification be initiated without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed).

     (c) Access to the Acquired Companies' Offices, Properties and Records; Updating Information.

          (1) From and after the date hereof and until the Closing Date, the Acquired Companies shall permit SUG and its Representatives to have, on reasonable notice and at reasonable times, reasonable access to such of the offices, properties and employees of the Acquired Companies in a manner that will not unreasonably disrupt the operations of the Acquired Companies or their relationship with their customers, suppliers or employees, and shall disclose, and make available to SUG and its Representatives in a manner that will not unreasonably disrupt the operations of the Acquired Companies or their relationship with their customers, suppliers or employees, all books, papers and records (other than confidentiality agreements related to a possible sale of PVY entered into prior to the date of this Agreement) to the extent that they relate to the ownership, operation, obligations and liabilities of or pertaining to the Acquired Companies, their businesses, assets and liabilities. Without limiting the application of the Confidentiality Agreement dated October 6, 1999 between PVY and SUG (the "Confidentiality Agreement"), all documents or information furnished by the Acquired Companies hereunder shall be subject to the Confidentiality Agreement.

          (2) PVY will notify SUG as promptly as practicable of any significant change in the Ordinary Course of Business or operation of any of the Acquired Companies and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) by any Governmental Body, or the institution or overt threat or settlement of any material Proceeding involving or affecting any of the Acquired Companies or the transactions contemplated by this Agreement, and shall use reasonable efforts to keep SUG fully informed of such events and permit SUG's Representatives access to all materials prepared in connection therewith, consistent with any applicable Legal Requirement or Contract.

          (3) As promptly as practicable after SUG's request, PVY will furnish such financial and operating data and other information pertaining to the Acquired Companies and their businesses and assets as SUG may reasonably request; provided, however, that nothing herein will obligate any of the Acquired Companies to take actions that would unreasonably disrupt its Ordinary Course of Business or violate the terms of any Legal Requirement or Contract to which the Acquired Company is a party or to which any of its assets is subject in providing such information, or to incur any costs with respect to SUG's external auditors (or the Acquired Companies' external auditors in the event a report by such auditors is requested by SUG) providing accounting services with respect to issuing an auditor's report required by or for SUG.

     (d) Governmental Approvals; Third Party Consents. PVY will use its commercially reasonable best efforts at PVY's sole expense (except as provided otherwise in the last sentence of Section 6.1(n))to obtain all necessary consents, approvals and waivers from any Person required in connection with the transactions contemplated hereby under any license, lease, permit or Contract applicable to the Acquired Companies, including, without limitation, the Letters of Tax Good Standing referred to in Section 7.1(i), the approvals of those Governmental Bodies and the consents of those third parties listed in Section
5.4 and Section 5.5 of the PVY Disclosure Schedule and as required by the HSR
Act.

     (e) Dividends. PVY shall not, nor shall it permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its or their capital stock other than (A) dividends by a wholly-owned Subsidiary to PVY or another wholly-owned Subsidiary, (B) dividends by a less than wholly-owned Subsidiary consistent with past practice,
(C) regular quarterly dividends on PVY Common Stock with usual record and payment dates that do not exceed the current rate of $1.08 per fiscal year, or
(D) regular cumulative cash distributions on the ProvGas Preferred Stock not to exceed an annual rate of $8.70 per share; (ii) split, combine or reclassify any capital stock or the capital stock of any Subsidiary or issue or authorize or propose the issuance of any other securities in respect of, or in substitution for, shares of capital stock or the capital stock of any Subsidiary; or (iii) redeem, repurchase or otherwise acquire any shares of its capital stock or the capital stock of any Subsidiary other than (A) redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of employee benefit and dividend reinvestment and customer stock purchase plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice, (B) intercompany acquisitions of capital stock, (C) the redemption of the ProvGas Preferred Stock as contemplated herein or (D) as set forth in Section 6.1(k) of this Agreement.

     (f) Issuance of Securities. PVY shall not, nor shall it permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of its or their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than the issuance of shares of PVY Common Stock pursuant to (i) outstanding grants or awards made prior to the date of this Agreement under the PVY Benefit Plans and Acquired Company Option Plans and (ii) any dividend reinvestment plan of PVY in effect as of the date hereof.

     (g) Accounting. PVY shall not, nor shall it permit any of its Subsidiaries to, make any changes in their accounting methods, principles or practices except as required by law, rule, regulation or GAAP. Prior to the Closing, PVY shall comply with the then current accounting rules for costs deferred for Y2K.

     (h) No Shopping.

          (1) PVY shall not, and shall not authorize or permit any of its (or any of its Subsidiaries') officers, directors, agents, financial advisors, attorneys, accountants or other Representatives to, directly or indirectly, solicit, initiate or encourage submission of proposals or offers from any Person relating to, or that could reasonably be expected to lead to, a Business Combination or participate in any negotiations or substantive discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek a Business Combination; provided, however, that, prior to the PVY Shareholders' Approval, PVY may, in response to an unsolicited written proposal from a third party with respect to a Business Combination that PVY's Board of Directors determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel with customary qualifications, is a Superior Proposal,
     (i) furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, only if PVY's Board of Directors determines, in its good faith judgment after consultation with its financial advisors and outside legal counsel, that it is reasonably necessary in order to comply with its fiduciary duties under applicable law and (ii) take and disclose to PVY's shareholders a position with respect to another Business Combination proposal, or amend or withdraw such position, pursuant to Rule 14d-9 and 14e-2 under the Exchange Act, or make such disclosure to PVY's shareholders which in the good faith judgment of PVY's Board of Directors, based on the advice of its outside counsel, is required by applicable law. Prior to furnishing any non-public information to, entering into negotiations with or accepting a Superior Proposal from such third party, PVY will (i) provide written notice to SUG to the effect that it is furnishing information to or entering into discussions or negotiations with such third party and (ii) receive from such third party an executed confidentiality agreement containing substantially the same terms and conditions as the Confidentiality Agreement. PVY will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiations with any parties conducted heretofore by PVY or any of its representatives with respect to any Business Combination.

          (2) Except as expressly permitted by this Section 6.1(h), neither the PVY Board of Directors nor any committee thereof may, (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to SUG, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, a Business Combination or (iii) cause PVY to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Business Combination. Notwithstanding the foregoing, prior to the time at which the PVY Shareholders' Approval has been obtained, in response to an unsolicited Business Combination proposal from a third party, if PVY's Board of Directors determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel with customary qualifications, that such proposal is a Superior Proposal and that failure to do any of the actions set forth in clauses (i), (ii) or
     (iii) above would create a reasonable possibility of a breach of the fiduciary duties of PVY's Board of Directors under applicable law, PVY's Board of Directors may withdraw or modify its approval or recommendation of the Merger or this Agreement, approve or recommend a Business Combination or cause PVY to enter into a Business Combination or an agreement related to a Business Combination and, subject to PVY having paid to SUG the fees described in Section 8.3(a) hereof and having entered into a definitive agreement with respect to such Business Combination proposal, terminate this Agreement; provided, however, that prior to entering into a definitive agreement with respect to a Business Combination proposal, PVY shall give SUG at least two (2) business days' notice thereof, and shall cause its Representatives to, negotiate with SUG to make such adjustments in the terms and conditions of this Agreement as would enable PVY to proceed with the transactions contemplated herein on such adjusted terms; provided, further, that if PVY and SUG are unable to reach an agreement on such adjustments within two (2) business days after such notice from PVY, PVY may enter into such definitive agreement, subject to the provisions of
     Article VIII.

          (3) PVY shall notify SUG orally and in writing of any such inquiries, offers or proposals (including the material terms and conditions of any such offer or proposal and the identity of the Person making it), within two business days of the receipt thereof, shall use all reasonable efforts to keep SUG informed of the status and revised material terms and conditions of any such inquiry, offer or proposal and shall give SUG one
     (1) day's advance notice of the first delivery of non-public information to such Person. If any such inquiry, offer or proposal is in writing, PVY shall promptly deliver to SUG a copy of such inquiry, offer or proposal.

          (4) For purposes of this Agreement, (i) "Business Combination" means (other than the transactions contemplated or permitted by this Agreement)
     (A) a merger, consolidation or other business combination, share exchange, sale of a minimum of 2% of the outstanding shares of capital stock, tender offer or exchange offer or similar transaction involving PVY or any of its Subsidiaries, (B) acquisition in any manner, directly or indirectly, of a material interest in any capital stock of, or a material equity interest in a substantial portion of the assets of, PVY or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions that is structured to permit a third party to acquire beneficial ownership of a majority or greater equity interest in PVY or any of its Subsidiaries, or (C) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets (other than inventory in the Ordinary Course of Business) of PVY or any of its Subsidiaries and (ii) "Superior Proposal" means a proposed Business Combination involving at least 50% of the shares of capital stock or a material portion of the assets of PVY that PVY's Board of Directors determines, after consulting with PVY's financial advisors and outside counsel, is financially superior to the transactions contemplated hereby and it appears that the party making the proposal is reasonably likely to have the funds necessary to consummate the Business Combination.

     (i) Solicitation of Proxies. Subject to Section 6.1(h), PVY shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the Merger and shall take all other action necessary to secure the PVY Shareholders' Approval. PVY shall cause ProvGas and Attleboro to approve the ProvGas Merger and the Attleboro Merger.

     (j) PVY Shareholders' Approval.

          (1) Subject to the provisions of Section 6.1(h) and Section 6.1(j)(2), PVY shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (including all adjournments thereof, the "PVY Meeting") for the purpose of securing the PVY Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Organizational Documents,
     (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with SUG with respect to each of the foregoing matters.

          (2) The PVY Meeting for the purpose of securing the PVY Shareholders' Approval, including any adjournments thereof, will be held on such date or dates as PVY and SUG mutually determine.

     (k) Financing Activities. PVY shall, and shall cause its Subsidiaries to, cooperate, to the fullest extent commercially reasonable and practicable, with SUG's requests with respect to refinancing by the Acquired Companies of the current maturities of any of their indebtedness, and any repurchase, redemption or prepayment by any of the Acquired Companies of any of its indebtedness or preferred stock that may be required because of the Mergers or that SUG may request that the Acquired Companies effect, so as to permit SUG to have the maximum opportunity to refinance, on or promptly after the Closing Date without any penalty except as may be due pursuant to the terms of the Acquired Companies' indebtedness and preferred stock as in effect on the date of this Agreement, any of the Acquired Companies' indebtedness or preferred stock outstanding on the Closing Date; provided, however, that, except as provided in
Section 6.1(m), no Acquired Company shall be required to consummate prior to the Effective Time any such refinancing, repurchase, redemption or repayment requested by SUG.

     (l) PVY Disclosure Schedule. On the date hereof, PVY has delivered to SUG the PVY Disclosure Schedule, accompanied by a certificate signed by an executive officer of PVY stating the PVY Disclosure Schedule is being delivered pursuant to this Section 6.1(l). The PVY Disclosure Schedule constitutes an integral part of this Agreement and modifies the representations, warranties, covenants or agreements of PVY contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the PVY Disclosure Schedule; provided that (i) terms used in the PVY Disclosure Schedule, unless otherwise defined, shall have the meanings, if any, ascribed to them in this Agreement, (ii) information provided in one section of the PVY Disclosure Schedule shall suffice, without repetition or cross-reference, as a disclosure of such information in any other relevant section of the PVY Disclosure Schedule if the disclosure in the first section is sufficient on its face without further inquiry to reasonably inform SUG of the information required to be disclosed in such other sections of the PVY Disclosure Schedule in order to avoid a breach under the counterpart sections of this Agreement and (iii) the inclusion of any item in the PVY Disclosure Schedule shall not establish any threshold of materiality.

     (m) Redemption of ProvGas Preferred Stock. PVY shall cause ProvGas (i) to redeem 16,000 shares of ProvGas Preferred Stock on February 15, 2000 pursuant to
Section 4 of the Certificate of Authorization for the ProvGas Preferred Stock, and (ii) to redeem the remaining 16,000 shares of ProvGas Preferred Stock on March 1, 2000 pursuant to Section 4 of such Certificate of Authorization.

     (n) Amendment of ProvGas Indenture. PVY shall cause ProvGas to use its good faith commercially reasonable efforts to obtain prior to the Effective Time the consent of holders of at least 80% in aggregate principal amount of all First Mortgage Bonds outstanding under the ProvGas Indenture to each of the amendments to the ProvGas Indenture described on Schedule 6.1(n) hereto; provided, however, that PVY and its Subsidiaries shall not be required to make any payment to any holder of First Mortgage Bonds prior to the Effective Time, other than such payments that are required to be made under the ProvGas Indenture, which payments ProvGas shall make as required under the ProvGas Indenture. If this Agreement is terminated and the Mergers do not occur, (i) within 30 days after the termination of this Agreement, PVY shall provide SUG with a schedule showing the reasonable out-of-pocket fees and reasonable out-of-pocket expenses, including fees and expenses of a solicitation agent, an information agent, and legal fees and expenses, incurred by or on behalf of PVY and ProvGas in connection with complying with the covenant set forth in the preceding sentence (excluding payments made to holders of the First Mortgage Bonds), (ii) within 30 days after the termination of this Agreement, SUG shall provide PVY with a schedule showing the reasonable out-of-pocket fees and reasonable out-of-pocket expenses, including legal fees and expenses, incurred by or on behalf of SUG in connection with the solicitation of consents described in the preceding sentence (excluding payments made to holders of the First Mortgage Bonds), (iii) if PVY's fees and expenses, as set forth on the schedule provided by PVY pursuant hereto, exceed SUG's fees and expenses, as set forth on the schedule provided by SUG pursuant hereto, SUG shall pay PVY 50% of such excess within 60 days after the termination of this Agreement, and (iv) if SUG's fees and expenses, as set forth on the schedule provided by SUG pursuant hereto, exceed PVY's fees and expenses, as set forth on the schedule provided by PVY pursuant hereto, PVY shall pay SUG 50% of such excess within 60 days after the termination of this Agreement; provided, however, that if this Agreement is terminated based on the breach by any party of its obligations under this Agreement, such breaching party shall bear its own such fees and expenses and shall pay the non-breaching party the fees and expenses, as set forth on the applicable schedule provided in accordance with this section by the non-breaching party, within 60 days after the termination of this Agreement.

     Section 6.2 Covenants of SUG. SUG agrees to observe and perform the following covenants and agreements:

     (a) Governmental Approvals; Third Party Consents. SUG will use its commercially reasonable best efforts at SUG's sole expense to obtain all necessary consents, approvals and waivers from any Person required in connection with the transactions contemplated hereby under any license, lease, permit, Contract or agreement applicable to SUG, including, without limitation, the approvals of those Governmental Bodies listed in Section 4.3 of the SUG Disclosure Schedule and as required by the HSR Act.

     (b) Employees; Benefits. With respect to the employees of the Acquired Companies (excluding unionized employees) (the "Employees"), except as otherwise specified herein, SUG agrees as follows:

          (1) To assume and maintain for their term all employment and change in control agreements of PVY in effect as of the Effective Time;

          (2) During the 24 months immediately following the Closing Date, to maintain for the Employees who continue their service with SUG or any Subsidiary of SUG base salary levels, bonus opportunity levels and overall employee benefits (other than the 1989 Stock Option Plan, the 1989 Non-Employee Director Stock Option Plan, the Non-Employee Director Stock Plan, the 1998 Performance Share Plan, the Restricted Stock Incentive Plan and the Employee Stock Purchase Plan, all of which shall be terminated as of the Closing Date) that are no less favorable in the aggregate than those currently provided to Employees generally, except for any changes made to comply with applicable law or tax qualification nondiscrimination rules; provided, however, that (i) during such 24-month period, all PVY qualified and non-qualified defined benefit pension plans shall be maintained without adverse amendment or modification, except for any changes made to comply with applicable law or, in the case of the PVY tax-qualified defined benefit plan, tax qualification nondiscrimination rules; and (ii), with respect to any severance from employment occurring during such 24-month period, to provide severance benefits to such Employees on a basis no less favorable than would otherwise be provided to such Employees under the applicable severance pay plans of PVY as in effect on the date of this Agreement. After the 24 months immediately following the Closing Date, SUG agrees to maintain during the next 24-month period, for Employees who continue their service with SUG or any Subsidiary of SUG, base salary levels, bonus opportunity and overall employee benefits that are appropriate for the market given SUG's financial circumstances, the industry in which it operates, and regulatory considerations. Nothing in this Agreement shall restrict, limit or interfere with the ability (after the Closing Date) of SUG to terminate, amend or replace any particular agreement, plan or program, or terminate the employment of any person, provided that the requirements of this Section 6.2(b)(2) are otherwise satisfied.

          (3) For purposes of eligibility, vesting and benefit accrual under all benefit plans provided to the Employees after the Closing Date, SUG will recognize the tenure of employment, as recognized by the Acquired Companies as of the Closing Date.

          (4) All vacation time earned by the Employees prior to the Closing Date must be taken by the end of the calendar year in which the Closing Date occurs, except where the Employee is requested by PVY or SUG to forego their vacation for business-related reasons. For purposes of awarding vacation time at the beginning of each calendar year following the Closing Date, SUG will recognize the tenure of employment, as recognized by the Acquired Company as of the Closing Date.

          (5) SUG will permit each of the Employees to carry forward all days of sick leave accrued prior to the Closing Date.

          (6) Effective immediately following the Closing Date, each Employee who satisfies the eligibility criteria used by SUG for similarly situated employees of SUG shall be eligible for awards under SUG's Long-Term Incentive Stock Option Plan. SUG represents that, as of the date of this Agreement, such plan is the only plan in which SUG employees actively participate which provides benefits in the form of SUG capital stock, other than the SUG Employee Stock Purchase Plan or SUG tax-qualified or supplemental retirement plans.

          (7) For a five (5) year period from the Closing Date, SUG agrees to provide retiree medical plan coverage which is substantially comparable to the coverage under the PVY retiree medical plan as of the date hereof, subject to SUG's right to adjust copayment and cost sharing provisions (which may be continued in the same proportions to the PVY-provided portions of cost) to any former Employee (and his or her eligible dependents) who is currently receiving such benefits thereunder, or any active Employee (and his or her eligible dependents) who would be eligible for such benefits if he or she retired on the Closing Date (or who, within five (5) years of the Closing Date, retires and is eligible to receive benefits thereunder).

     (c) WARN. Neither SUG nor any Acquired Company shall, at any time prior to 90 days after the Effective Time, effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee without complying with the notice requirements and other provisions of WARN.

     (d) Directors. Immediately after the Effective Time on the Closing Date, the Chief Executive Officer of PVY immediately prior to the Effective Time shall be elected to the Board of Directors of SUG, and thereafter nominated and recommended for reelection if necessary such that such individual shall have a term of at least three years from the Closing Date, and such individual shall hold office in accordance with the Certificate of Incorporation and Bylaws of SUG; provided, however, that if such individual is also an officer or employee of SUG, such individual shall be required to resign as a director of SUG if he resigns or is terminated as an officer or employee of SUG.

     (e) Officers of PVY Division of SUG.

          (1) From the Effective Time until the earlier of their resignation or removal by the President of SUG, (i) Mr. James Dodge shall serve as Chief Executive Officer and President and (ii) James DeMetro shall serve as Executive Vice President, Energy Services, in each case, of the PVY Division of SUG and all other energy-related businesses of SUG conducted in New England.

          (2) From the Effective Time until the earlier of their resignation or removal by SUG, the following individuals shall serve the PVY Division of SUG in the following capacities:

         Kenneth Hogan as Vice President, Chief Financial Officer and Treasurer Susann G. Mark as Vice President and General Counsel
         James A. Grasso as Vice President, Public Government Affairs
         Gerald A. Yurkevicz as Vice President, Business Development and
         Marketing
         Royalynne Hourihan as Vice President, Human Resources
         Timothy S. Lyons as Vice President, Marketing and Regulatory Affairs Robert W. Owens as Senior Vice President, Gas Distribution
         Peter J. Gill as Vice President, Information Technology

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

         James M. Stephens as President of Providence Energy Services Paul E. O'Keefe as General Manager of Providence Energy Oil George Mason as Vice President of Providence Energy Oil

          The provisions of this Section 6.2(e) are subject to the specific terms of the employment contracts referred to in Section 6.2(b)(1), and the duties and responsibilities attributable to the positions referred to in
     Section 6.2(e) shall be as set forth in such contracts.

     (f) Charitable Contributions. SUG will maintain PVY's charitable contributions for at least the calendar year in which the Effective Time occurs and the next two calendar years thereafter at no less than $175,000, which PVY represents is the current year budget for the fiscal year ending September 30, 2000.

     (g) Corporate Offices. For at least three years after the Effective Time, SUG will operate the Acquired Companies' operations in Rhode Island and Massachusetts as a separate division of SUG. For at least three years after the Effective Time, SUG will maintain the principal executive offices of the Acquired Companies in Rhode Island and, for at least three years after the Effective Time, SUG will maintain such Rhode Island offices as the principal executive offices for all of SUG's energy-related businesses conducted in New England; provided, however, that SUG will not be required to maintain such Rhode Island offices as the principal executive offices for all of SUG's energy-related businesses conducted in New England if Mr. James Dodge ceases to be the Chief Executive Officer of the PVY Division of SUG.

     (h) Collective Bargaining Agreements. At the Effective Time, SUG agrees to assume all collective bargaining agreements covering employees of any Acquired Company, and shall discharge when due any and all liabilities of any Acquired Company under such collective bargaining agreements relating to periods after the Effective Time.

     (i) SUG Disclosure Schedule. On the date hereof, SUG has delivered to PVY the SUG Disclosure Schedule, accompanied by a certificate signed by an executive officer of SUG stating that the SUG Disclosure Schedule is being delivered pursuant to this Section 6.2(i). The SUG Disclosure Schedule constitutes an integral part of this Agreement and modifies the representations, warranties, covenants or agreements of SUG contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the SUG Disclosure Schedule; provided that (i) terms used in the SUG Disclosure Schedule, unless otherwise defined, shall have the meanings, if any, ascribed to them in this Agreement, (ii) information provided in one section of the SUG Disclosure Schedule shall suffice, without repetition or cross-reference, as a disclosure of such information in any other relevant section of the SUG Disclosure Schedule if the disclosure in the first section is sufficient on its face without further inquiry to reasonably inform PVY of the information required to be disclosed in such other sections of the SUG Disclosure Schedule in order to avoid a breach under the counterpart sections of this Agreement and
(iii) the inclusion of any item in the SUG Disclosure Schedule shall not establish any threshold of materiality.

     Section 6.3 Additional Agreements.

     (a) The Proxy Statement. As soon as practicable after the date hereof, PVY shall take such reasonable steps as are necessary for the prompt preparation and filing with the SEC of a proxy statement relating to the PVY Meeting (together with any amendments thereto or supplements thereto, the "Proxy Statement"). Each of SUG and PVY shall furnish all information concerning it, its officers and directors, and the holders of its capital stock as the other may reasonably request in connection with the preparation and filing of the Proxy Statement. PVY will use all commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after filing and as promptly as practicable after such clearance, PVY shall mail the Proxy Statement to its stockholders entitled to notice of and to vote at the PVY Meeting. As promptly as practical after consultation between SUG and PVY, PVY shall respond to any comments made by the SEC with respect to the Proxy Statement.

     (ii) The information supplied by PVY for inclusion or incorporation by reference in the Proxy Statement shall not, at the date of the mailing of the Proxy Statement (or any supplement thereto) and at the time of the PVY Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under
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

which they were made, not misleading. If at any time prior to PVY Meeting any event or circumstance relating to PVY or any of its Subsidiaries, or its or their respective officers or directors, should be discovered by PVY that should be set forth in a supplement to the Proxy Statement, PVY shall promptly inform SUG. All documents that PVY is responsible for filing with the SEC in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the regulations thereunder and the Exchange Act and the regulations thereunder.

     (iii) The information supplied by SUG for inclusion or incorporation by reference in the Proxy Statement shall not, at the date of the mailing of the Proxy Statement (or any supplement thereto), at the time of the PVY Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the PVY Meeting any event or circumstance relating to SUG or any of its Subsidiaries, or to their respective officers or directors, should be discovered by SUG that should be set forth in a supplement to the Proxy Statement, SUG shall promptly inform PVY.

     (iv) No representation, warranty, covenant or agreement is made by or on behalf of PVY with respect to information supplied by any other Person for inclusion in the Proxy Statement. No representation, warranty, covenant or agreement is made by or on behalf of SUG with respect to information supplied by any other Person for inclusion in the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement shall be made by PVY without providing SUG with the opportunity to review and comment thereon (except for any ongoing SEC reporting required of PVY or ProvGas that will be incorporated by reference). If at any time prior to the PVY Meeting any information relating to any party hereto or any of their respective officers, directors, shareholders or Subsidiaries, should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly prepared, filed with the SEC and, to the extent required by law, disseminated to the shareholders of PVY.

     (b) Further Assurances. Each of SUG and PVY agrees, and PVY agrees to cause its Subsidiaries, to take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Mergers in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purpose of this Agreement and to vest SUG with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Acquired Companies, the officers and directors of SUG will be fully authorized to take, and will take, all such lawful and necessary action.

     (c) Financial Statements to be Provided. Upon SUG's request, PVY shall (i) provide to SUG audited and unaudited financial statements required to be included in the proxy statements and the registration statement contemplated by the Agreement of Merger, dated as of October 4, 1999, by and between SUG and Fall River Gas Company and (ii) cause its independent accountants to deliver to SUG and Fall River Gas Company the required consents in connection therewith.

                                  ARTICLE VII

                                   CONDITIONS

     Section 7.1 Conditions to SUG's Obligation to Effect the Merger. The obligations of SUG and Newco to effect the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions:

     (a) Representations and Warranties True as of the Closing Date. PVY's representations and warranties in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, except for such inaccuracies

(without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not be reasonably likely to result in a PVY Material Adverse Effect.

     (b) Compliance with Agreements. The covenants, agreements and conditions required by this Agreement to be performed and complied with by any of the Acquired Companies shall have been performed and complied with in all material respects prior to or at the Closing Date.

     (c) Certificate. PVY shall execute and deliver to SUG a certificate of an authorized officer of PVY, dated the Closing Date, stating that the conditions specified in Sections 7.1(a) and 7.1(b) of this Agreement have been satisfied.

     (d) Governmental Approvals. All approvals, consents, opinions or rulings of all Governmental Bodies required in order to consummate the transactions contemplated hereby shall have been obtained by Final Order in such form as are not, and with no conditions that are, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect or a material adverse effect on the business, financial condition or results of operations of SUG, or which would otherwise, in the reasonable determination of SUG, be unduly burdensome to SUG in a manner that would be, individually or in the aggregate, reasonably likely to have a PVY Material Adverse Effect or a material adverse effect on the business, financial condition or results of operations of SUG. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or have been terminated.

     (e) Third Party Consents. Each of the consents required under Section 5.4 of this Agreement shall have been obtained to the reasonable satisfaction of SUG, other than any such consents which, if not obtained, are not, individually or in the aggregate, reasonably likely to result in a PVY Material Adverse Effect after the Closing. In addition, the consent of the holders of at least 80% in aggregate principal amount of all First Mortgage Bonds outstanding under the ProvGas Indenture to each of the amendments to the ProvGas Indenture described on Schedule 6.1(n) hereto shall have been obtained.

     (f) Injunctions. On the Closing Date, there shall be no Orders which operate to restrain, enjoin or otherwise prevent the consummation of this Agreement or the Mergers.

     (g) Resignations. Each director of each Acquired Company shall, if requested by SUG, resign any position as a director of an Acquired Company effective as of the Closing Date in accordance with such Acquired Company's Organizational Documents and applicable provisions of the RIBCA or MBCL, as the case may be; provided, however, that such resignations shall not cause the termination of any such Person's employment as an employee of an Acquired Company or reduce any such employee's then current level of compensation.

     (h) Shareholder Approvals. The PVY Shareholders' Approval shall have been obtained, and all of the outstanding shares of the ProvGas Preferred Stock shall have been redeemed in accordance with the Organizational Documents of ProvGas.

     (i) Tax Good Standing. Letters of Tax Good Standing shall have been obtained for PVY and ProvGas from the Rhode Island Department of Taxation.

     (j) Conversion of Options. All directors who have options outstanding under the 1989 Non-Employee Director Stock Option Plan shall have consented to the conversion of such options into a right to receive in respect thereof a cash payment on the basis set forth in Section 3.3.

     Section 7.2 Conditions to PVY's Obligations to Effect the Mergers. The obligation of PVY to effect the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions:

     (a) Representations and Warranties True as of the Closing Date. SUG's representations and warranties in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, except for such inaccuracies (without regard to any materiality qualifications contained herein) which, individually and in the aggregate, would not be reasonably likely to result in a SUG Material Adverse Effect.

     (b) Compliance with Agreements. The covenants, agreements and conditions required by this Agreement to be performed and complied with by SUG shall have been performed and complied with in all material respects prior to or at the Closing Date.

     (c) Certificate. SUG shall execute and deliver to PVY a certificate of an authorized officer of SUG, dated the Closing Date, stating that the conditions specified in Sections 7.2(a) and 7.2(b) of this Agreement have been satisfied.

     (d) Governmental Approvals. All approvals, consents, opinions or rulings of all Governmental Bodies required in order to consummate the transactions contemplated hereby shall have been obtained by Final Order. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or have been terminated.

     (e) Injunctions. On the Closing Date, there shall be no Orders which operate to restrain, enjoin or otherwise prevent the consummation of this Agreement or the Mergers.

     (f) Shareholder Approvals. The PVY Shareholders' Approval shall have been obtained.

                                  ARTICLE VIII

                                  TERMINATION

     Section 8.1 Termination Rights. This Agreement may be terminated in its entirety at any time prior to the Closing:

          (a) By the mutual written consent of SUG and PVY;

          (b) By PVY, on the one hand, or SUG, on the other hand, in writing if there shall be in effect a non-appealable order of a court of competent jurisdiction prohibiting the consummation of the Mergers in accordance with this Agreement;

          (c) By PVY, by written notice to SUG, if there is a breach of any representation or warranty of SUG, which breach cannot be cured and would cause the conditions set forth in Section 7.2(a) to be incapable of being satisfied;

          (d) By SUG, by written notice to PVY, if there is a breach of any representation or warranty of PVY, which breach cannot be cured and would cause the conditions set forth in Section 7.1(a) to be incapable of being satisfied;

          (e) By PVY, by written notice to SUG in accordance with Section 6.1(h)(2); provided, however, that the termination described in this clause
     (e) shall not be effective unless and until PVY shall have paid SUG the fee described in Section 8.3(a) and PVY has substantially contemporaneously entered into a definitive agreement with respect to the proposed Business Combination;

          (f) By PVY, by written notice to SUG, if the PVY Shareholders' Approval is not obtained at the PVY Meeting upon the taking of such vote including all adjournments, or by SUG, by written notice to PVY, if the PVY Shareholders' Approval is not obtained at the PVY Meeting upon the taking of such vote including all adjournments;

          (g) By SUG, by written notice to PVY, if the Board of Directors of PVY or any committee thereof (i) withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to SUG, the approval or recommendation by the Board of Directors or such committee of the Merger or this Agreement, (ii) approves or recommends, or proposes publicly to approve or recommend, a Business Combination, (iii) causes PVY to enter into a definitive agreement related to any Business Combination, (iv) resolves to take any of the actions specified in clause (i), (ii) and (iii) above or (v) fails to cause ProvGas to redeem all of the outstanding shares of ProvGas Preferred Stock as provided in Section 6.1(m);

          (h) By SUG, by written notice to PVY, if a third party, including a group (as defined under the Exchange Act), acquires securities representing greater than 50% of the voting power of the outstanding voting securities of PVY; or

          (i) By either party in writing at any time after 5:00 p.m., Eastern Time on November 15, 2000 (the "Initial Termination Date"), if the Closing has not occurred prior thereto; provided, however, that the right to terminate this Agreement under this Section 8.1(i) will not be available to any party that is in material breach of its representations, warranties, covenants or agreements contained herein; and provided, further, that if on the Initial Termination Date (i) the conditions to closing set forth in Sections 7.1(d) and 7.2(d) shall not have been fulfilled or (ii) any approval or authorization of any Governmental Body required in connection with the consummation of the Mergers shall have not been obtained and such approval or authorizations shall not have become a Final Order, but all other conditions to Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date will be extended to April 1, 2001.

     Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall be of no further force and effect and there shall be no further liability hereunder on the part of any party or its Affiliates, directors, officers, shareholders, agents or other Representatives; provided, however, that (i) any fee payable under Section 8.3(a) is paid to SUG and (ii) no such termination shall relieve any party of liability for any claims, damages or losses suffered by the other party as a result of the negligent or willful failure of a party to perform any obligations required to be performed by it hereunder on or prior to the date of termination. Notwithstanding anything to the contrary contained herein, the provisions of
Section 8.2, Sections 10.1 through 10.6 and Sections 10.8 through 10.11 of this Agreement shall survive any termination of this Agreement.

     Section 8.3 Termination Fee; Expenses.

     (a) Termination Fee. If this Agreement is terminated pursuant to Section 8.1(e), 8.1(g) or 8.1(h), then PVY shall pay to SUG promptly (but not later than five business days after notice is received from PVY) an amount equal to $7.5 million in cash.

     (b) Expenses.  The parties agree that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. Notwithstanding anything to the contrary contained in this Section 8.3, if PVY fails to pay promptly to SUG the fee due under Section 8.3(a), in addition to any amounts paid or payable pursuant to Section 8.3(a), PVY shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee calculated using an annual percentage rate of interest equal to the prime rate published in The Wall Street Journal on the date (or preceding business day if such date is not a business day) such fee was required to be paid, compounded on a daily basis using a 360-day year.

                                   ARTICLE IX

                           INDEMNIFICATION; REMEDIES

     Section 9.1 Directors' and Officer's Indemnification.

     (a) Indemnification and Insurance. For a period of six years after the Effective Time, SUG will indemnify and hold harmless the present and former officers and directors of PVY and its Subsidiaries (the "Indemnified Parties") in respect of acts or omissions occurring prior to the Effective Time to the extent provided under PVY's articles of incorporation and bylaws in effect on the date hereof; provided, however, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of such claims shall continue until the final disposition of any and all such claims. For six years after the Effective Time, SUG will use its reasonable best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time person covering each such currently covered by PVY's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section, if the annual premiums of such insurance coverage exceed 200% of the previous year's premiums, SUG will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of SUG, for a cost not exceeding such amount.

     (b) Successors. In the event SUG or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provisions must be made so that the successors and assigns of SUG will assume the obligations set forth in this
Section 9.1.

     (c) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of any Acquired Company with respect to their activities as such prior to the Effective Time, as provided in their respective Organizational Documents in effect on the date hereof, or otherwise in effect on the date hereof, will survive the Mergers and will continue in full force and effect except for amendments to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses in respect of acts or omissions occurring prior to the Effective Time. for a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved).

     Section 9.2 Representations and Warranties. Each and every representation and warranty of either party shall expire at, and be terminated and extinguished with, the Effective Time.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1 Expenses. Each of the parties will pay all costs and expenses of its performance of and compliance with this Agreement, except (i) as provided in the last sentence of Section 6.1(n) or Section 8.3 and as expressly provided otherwise herein, (ii) PVY shall pay all fees and expenses of counsel for PVY,
(iii) SUG shall pay all fees and expenses of counsel for SUG and Newco, (iv) SUG will pay all real estate transfer taxes and real estate recording fees, if any, including expenses of counsel associated with real estate title, transfer and recording issues in connection with the Mergers, and all filing and application fees paid to Governmental Bodies in connection with the Mergers and (v) PVY will pay all of the costs of printing and mailing the Proxy Statement to the PVY stockholders.

     Section 10.2 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt if either (a) personally delivered, (b) sent by prepaid first class mail, and registered or certified and a return receipt requested or (c) by facsimile telecopier with completed transmission acknowledged:

        if to SUG or to Newco, to:

           Southern Union Company
           504 Lavaca Street, Suite 800
           Austin, Texas 78701
           Attention: Peter H. Kelley
                    President and Chief Operating Officer
           Telecopier: (512) 477-3879
        with a copy to:

           Hughes Hubbard & Reed LLP
           One Battery Park Plaza
           New York, New York 10004
           Attention: Garett J. Albert
           Telecopier: (212) 422-4726

        if to PVY, to:

           Providence Energy Corporation
           100 Weybosset Street
           Providence, Rhode Island 02903
           Attention: James H. Dodge
                    Chairman, President and CEO
           Telecopier: (401) 421-4887

        with a copy to:

           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, New York 10017
           Attention: Peter J. Gordon
           Telecopier: (212) 455-2502

or at such other address or number as shall be given in writing by a party to the other parties.

     Section 10.3 Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. Any assignment in violation of the terms of this Agreement shall be null and void ab initio.

     Section 10.4 Successor Bound. Subject to the provisions of Section 10.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     Section 10.5 Governing Law; Forum; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York except to the extent that the terms and consummation of the Mergers are subject to the DGCL, the RIBCA or the MBCL, in which case such laws shall govern. Each party to this Agreement hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the federal courts of the Southern District of New York in the county of New York and the borough of Manhattan for any proceeding arising in connection with this Agreement (and each such party agrees not to commence any such proceeding, except in such courts),
(ii) to the extent such party is not a resident of the State of New York, agrees to appoint an agent in the State of New York as such party's agent for acceptance of legal process in any such proceeding against such party with the same legal force and validity as if served upon such party personally within the State of New York, and to notify promptly each other party hereto of the name and address of such agent, (iii) waives any objection to the laying of venue of any such proceeding in the federal courts of the Southern District of New York in the county of New York and the borough of Manhattan, and (iv) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any federal court of the Southern District of New York has been brought in an improper or otherwise inconvenient forum.

     Section 10.6 Waiver of Trial By Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH ANY SUCH PARTY MAY BE A PARTY ARISING OUT OF OR IN ANY WAY PERTAINING TO (i) THIS AGREEMENT, (ii) THE MERGERS, (iii) THE CONFIDENTIALITY AGREEMENT OR (iv) ANY RELATED DOCUMENTS. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES WHO ARE PARTIES

TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY HERETO, AND EACH SUCH PARTY HEREBY REPRESENTS AND WARRANTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OR TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY TO THIS AGREEMENT FURTHER REPRESENTS AND WARRANTS THAT EACH SUCH PARTY HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF EACH SUCH PARTY'S OWN FREE WILL, AND THAT EACH SUCH PARTY HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

     Section 10.7 Cooperation; Further Documents.

     (a) Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws, regulations or otherwise, to consummate and to make effective the transactions contemplated by this Agreement, including, without limitation, the timely performance of all actions and things contemplated by this Agreement to be taken or done by each of the parties hereto.

     (b) Each party shall cooperate with the other party in such other party's discharge of the obligations hereunder, which shall include making reasonably available to the other party such of its books and records as contain, and such of its personnel as have, relevant information, with respect thereto.

     Section 10.8 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the parties and their Representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

     Section 10.9 Publicity; Organizational and Operational Announcements. No party hereto shall issue, make or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby, or otherwise make any disclosures relating thereto, without the consent of the other parties, such consent not to be unreasonably withheld or delayed; provided, however, that such consent shall not be required where such release or announcement is required by applicable law or the rules or regulations of a securities exchange, in which event the party so required to issue such release or announcement shall endeavor, wherever possible, to furnish an advance copy of the proposed release to the other parties.

     Section 10.10 Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.

     Section 10.11 Parties in Interest. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder, except that the parties hereto agree and acknowledge that the agreements and covenants contained in Section 6.2(d) are intended for the direct and irrevocable benefit of the director of PVY specified therein, and that the agreements and covenants contained in Section 9.1 are intended for the direct and irrevocable benefit of the Indemnified Parties described therein and their respective heirs or legal representatives (such director or Indemnified Party, a "Third Party Beneficiary"), and that each such Third Party Beneficiary, although not a party to this Agreement, shall be and is a direct and irrevocable third party beneficiary of such agreements and covenants and shall have the right to enforce such agreements and covenants against SUG in all respects fully and to the same extent as if such Third Party Beneficiary were a party hereto.

     Section 10.12 Specific Performance. The parties hereto agree that irreparable damage would occur to a party in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any party shall be entitled to an injunction or injunctions to prevent breaches of this agreement by any other party and to enforce specifically, to the fullest extent available, the terms and provisions hereof, including each party's obligation to close, in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which any party is entitled at law or in equity.

     Section 10.13 Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.14 Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

     Section 10.15 Entire Agreement. This Agreement, the exhibits, annexes and schedules hereto and the documents specifically referred to herein and the Confidentiality Agreement constitute the entire agreement, understanding, representations and warranties of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto.

     Section 10.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                          SOUTHERN UNION COMPANY

                                          By:      /s/ PETER H. KELLEY
                                            ------------------------------------
                                              Name: Peter H. Kelley
                                              Title: President and Chief
                                              Operating Officer

                                          GUS ACQUISITION CORPORATION

                                          By:      /s/ PETER H. KELLEY
                                            ------------------------------------
                                              Name: Peter H. Kelley
                                              Title: President

                                          PROVIDENCE ENERGY CORPORATION

                                          By:      /s/ JAMES H. DODGE
                                            ------------------------------------
                                              Name: James H. Dodge
                                              Title: Chief Executive Officer

                                                                         ANNEX 2

SALOMON SMITH BARNEY LOGO

November 15, 1999

Board of Directors
Providence Energy Corporation
100 Weybosset Street
Providence, Rhode Island 02903

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Providence Energy Corporation ("PEC") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger made as of the 15th day of November, 1999 (the "Merger Agreement") among Southern Union Company ("SU"), Southern Union Acquisition Corporation, a wholly owned subsidiary of SU ("Newco"), and PEC. As more fully described in the Merger Agreement, (i) as one of a series of merger transactions, Newco will be merged with and into PEC (the "Merger") and (ii) each issued and outstanding share of PEC common stock (the "PEC Shares") will be converted into the right to receive $42.50 in cash (the "Merger Consideration").

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of PEC concerning the business, operations and prospects of PEC and its subsidiaries. We examined certain publicly available business and financial information relating to, as well as certain financial forecasts and other information and data for, PEC and its subsidiaries which were provided to or otherwise discussed with us by the management of PEC. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of PEC Shares; the historical and projected earnings and other operating data of PEC and its subsidiaries; and the capitalization and financial condition of PEC and its subsidiaries. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of PEC. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of PEC that such forecasts and other information and data were reasonably prepared reflecting the best currently available estimates and judgments of the management of PEC as to the future financial performance of PEC and its subsidiaries. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PEC or its subsidiaries nor have we made any physical inspection of the properties or assets of PEC or its subsidiaries. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in all or a part of PEC. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for PEC or its subsidiaries or the effect of any other transaction in which PEC or its subsidiaries might engage. Our opinion is necessarily based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Salomon Smith Barney Inc. has been engaged to render financial advisory services to PEC in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of PEC and SU for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to PEC unrelated to the proposed Merger, for which services we have received compensation. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with PEC, SU and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of PEC in its evaluation solely of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney Inc. be made, without our prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of PEC Shares.

Very truly yours,

SALOMON SIG
SALOMON SMITH BARNEY INC.

                               FORM OF PROXY CARD


                         PROVIDENCE ENERGY CORPORATION

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                                  May 22, 2000


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, revoking all prior proxies, hereby constitutes and appoints Mrs. M. Anne Szostak and Mssrs. Gilbert R. Bodell and John H. Howland, or any one or more of them acting in the absence of the others, with full power of substitution, the true and lawful attorneys and proxies of the undersigned at the Special Meeting of the Shareholders of Providence Energy Corporation to be held in Providence, Rhode Island on May 22, 2000 at 10:00 a.m., to act with all powers of the undersigned with respect to all shares of stock as to which the undersigned is entitled to act at such meeting and at any adjournments or postponements thereof, and to vote as follows:

                (Continued, and to be signed, on reverse side.)

                          (Continued from other side)

                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                              "FOR" THE PROPOSAL.

    1. Proposal to approve the Agreement and Plan of Merger, dated as of November 15, 1999, among Southern Union Company, GUS Acquisition Corporation and Providence Energy Corporation.

FOR   AGAINST   ABSTAIN
[ ]     [ ]       [ ]


    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the Proposal.

                                                Dated
                                                     ---------------------------

                                                --------------------------------
                                                Signed:

                                                --------------------------------
                                                Signed:

                                                Sign exactly as name(s) appears
                                                on left. When signing as
                                                attorney, executor,
                                                administrator, trustee, guardian
                                                or other representative
                                                capacity, please give full title
                                                as such. If more than one name
                                                is shown, including the case of
                                                joint tenants, each party should
                                                sign.